UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

Dear Fellow Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Mobile Mini, Inc. on Friday, May 1, 2020 at 11:00 a.m., local time. The meeting will be held at Mobile Mini’s headquarters, in Phoenix, Arizona.

This year, we are pleased to be again using the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials. On or about March 16, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2020 Proxy Statement and Annual Report for the fiscal year ended December 31, 2019. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail. If you receive your proxy materials by mail, a proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the proxy materials which are available at www.proxyvote.com.

Details of the business expected to come before the annual meeting are provided in the Notice of Annual Meeting of Stockholders and Proxy Statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Mobile Mini.

Sincerely,

Kelly Williams
Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

DATE	Friday, May 1, 2020

TIME	11:00 a.m., local time

PLACE	Mobile Mini Headquarters 4646 E. Van Buren Street Phoenix, Arizona 85008

ITEMS OF BUSINESS

•  To elect ten members of the Board of Directors to hold office, each for a term of one year;

•  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•  To vote on an advisory (non-binding) resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement); and

•  To transact any other business that may properly come before the meeting and to approve any postponement or adjournment thereof.

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

RECORD DATE	You are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 3, 2020 (“Record Date”).

MATERIALS TO REVIEW

We are furnishing our proxy materials, including our 2020 Proxy Statement (“Proxy Statement”), form of proxy card and Annual Report to stockholders on Form 10-K for the fiscal year ended December 31, 2019 (“2019 Annual Report”), to our stockholders via the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of 2020 Annual Meeting of Stockholders (“Notice of Annual Meeting”) and the accompanying Notice of Internet Availability of Proxy Materials contain instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

PROXY VOTING

It is important that your shares be represented and voted at the annual meeting of stockholders to be held on Friday, May 1, 2020 (“Annual Meeting”). In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. See details under “Proxy Statement — Questions and Answers About the Annual Meeting and Voting — How do I vote if I am the stockholder of record?” in the Proxy Statement.

By order of the Board of Directors,

Christopher J. Miner, Corporate Secretary
Phoenix, Arizona
March 16, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Friday, May 1, 2020: a complete set of proxy materials relating to the Annual Meeting is available via the Internet at www.proxyvote.com.

i

4646 E. Van Buren Street

Suite 400

Phoenix, Arizona 85008

PROXY STATEMENT SUMMARY

This summary highlights information about Mobile Mini, Inc. and certain information contained elsewhere in our proxy materials for our 2020 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Vote Recommendation
Proposal 1 – Election of Directors	FOR each nominee
Proposal 2 – Ratification of Selection of KPMG LLP	FOR
Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR

CASTING YOUR VOTE

	How to Vote	Stockholder of Record (Shares registered in your name with our transfer agent)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Internet	Visit the applicable voting website and follow the on-screen instructions:	www.proxyvote.com	Refer to voting instruction form.
Telephone	To vote call:	1-800-690-6903	Refer to voting instruction form.
Mail	If you requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail.
In Person	For instructions on attending the 2020 Annual Meeting of Stockholders in person, please see “How do I vote if I am the stockholder of record? — In person at the Annual Meeting.”

BOARD NOMINEES

You are being asked to vote on the following 10 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the Nasdaq listing rules for director independence, except for Mr. Williams who is not independent due to his current position as an executive officer of Mobile Mini, Inc. and Mr. Olsson, who is not independent as he has served as an executive officer of Mobile Mini, Inc. within the past three years. Information about each director’s experiences, qualifications, attributes and skills can be found in “Proposal 1 – Election of Directors”.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
Erik Olsson	57	2013	Private Investor and former Chief Executive Officer, Mobile Mini, Inc.	No
Michael L. Watts	72	2002	President of Watts Investments LLC	Yes	GC
Kelly Williams	49	2019	President and Chief Executive Officer, Mobile Mini, Inc.	No
Sara R. Dial	55	2014	President and Chief Executive Officer of Sara Dial & Associates and Lead Director for Grand Canyon Education, Inc.	Yes	CC, GC
Jeffrey S. Goble	59	2006	Chief Executive Officer of Access Scientific, LLC	Yes	CC, GC
James J. Martell	65	2010	Chairman of the board of directors and acting CEO of uShip.com, Chairman of the board of MyUS.com, Protrans International, Inc., P&S Transportation and Ameriflight.	Yes	AC, CC, GC
Stephen A McConnell	67	1998	President of Solano Ventures	Yes	AC, GC
Frederick G. McNamee, III	62	2008	Private Investor and Partner in a Consulting Practice	Yes	AC, GC
Kimberly J. McWaters	55	2014	Private Investor and member of the board of directors for Universal Technical Institute, Inc. and Penske Automotive Group, Inc.	Yes	AC, CC
Michael W. Upchurch	59	2019	Executive Vice President and Chief Financial Officer for Kansas City Southern	Yes	AC
*	AC - Audit Committee CC – Compensation Committee GC – Nominating and Corporate Governance Committee

Lawrence Trachtenberg, a current member of the Board of Directors, will be retiring from the Board effective May 1, 2020.

CORPORATE AND COMPENSATION GOVERNANCE HIGHLIGHTS

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board of Directors (“Board”) to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A list summarizing our compensation and governance practices is below:

We do		We do not
✓ Place heavy emphasis on variable compensation, meaning cash and equity awards are largely dependent on the achievement of short-term and long-term financial goals	✓ Elect all Directors annually	× Offer compensation-related tax gross-ups
✓ Use performance-related long-term compensation in the form of performance-based equity grants	✓ Elect Directors by majority vote and have adopted “Proxy Access” provisions	× Have any significant perquisites
✓ Have stock ownership requirements for executives and Directors that reinforce alignment between stockholders and our NEOs (defined herein) and Directors	✓ Have a non-employee Chairman	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	✓ Split the roles of Chairman and Chief Executive Officer and have a Lead Independent Director	× Have special executive retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	✓ Perform annual Board and committee self-evaluations	× Reprice or cash out underwater stock options
✓ Actively solicit feedback from our stockholders on compensation and governance matters	✓ Have a comprehensive Code of Business Conduct and Ethics and Corporate Governance Guidelines	× Guarantee bonuses
✓ Have minimum vesting periods written into our Amended and Restated Equity Incentive Plan	✓ Grant the Board and each committee express authority to retain outside advisors	× Have “single trigger” change of control provisions in executive employment agreements

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business, and each year interact with stockholders through numerous stockholder engagement activities. In 2019, these activities included participation in investor conferences and meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2019 annual meeting of stockholders (“2019 Annual Meeting”).  In 2019 we reached out to shareholders representing 85% of our outstanding shares for feedback relating to our corporate governance and executive compensation programs. Of the investors we contacted, shareholders representing approximately 33% of our outstanding shares participated in meetings with senior management. As a result of these efforts and our pay practices, we received 96% approval for our “Say on Pay” vote from stockholders at our 2019 Annual Meeting.

Following our 2019 Annual Meeting, we continued to participate in investor conferences and meetings with individual stockholders throughout the year. This included meeting with several of our largest stockholders in their offices as well as meeting with other stockholders in our corporate offices.

These engagement activities, and the perspectives we gain, are helpful to us in our ongoing effort to increase stockholder value.  In particular this year we adopted Environmental and Social Commitment Policies described later in this document which outline our commitment to environmental responsibility and our commitment to internationally recognized human rights and labor standards.

2019 BUSINESS HIGHLIGHTS

Our 2019 Annual Report, included with this Proxy Statement, contains financial information calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”), along with additional non-GAAP financial information, some of which is excerpted below. This information should be read together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 3, 2020 (the “2019 Form 10-K”) which includes additional information and related GAAP reconciliations.*

For the year ended December 31, 2019, our achievements included:

•	Grew total rental revenues 4.2% year-over-year,
•	Generated adjusted EBITDA of $242.9 million and expanded the margin to 39.6%,
•	Generated $143.1 million in free cash flow and returned $78.4 million to stockholders through dividends and purchases of treasury shares,
•	Decreased leverage ratio to 3.6x as of December 31, 2019, from 4.2x as of December 31, 2018 (leverage ratio calculated by dividing debt, less cash, by adjusted EBITDA), and
•	Increased 2019 stockholder dividend by 10% year-over-year.

*

For a discussion of our use of non-GAAP financial measures, including constant currency, and a reconciliation of (i) adjusted EBITDA to net income and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities, please see the “Non-GAAP Data and Reconciliations” section beginning on page 29 in Item 6 of the 2019 Form 10-K.

LEADERSHIP TRANSITION

On October 1, 2019, in accordance with our previously announced leadership succession plan, Erik Olsson retired from employment with the Company as Chief Executive Officer and became Chairman of the Board.  Kelly Williams, previously serving as President and Chief Operating Officer, became our Chief Executive Officer.  Michael L. Watts, our previous Chairman of the Board, became the Board’s Lead Independent Director.

EXECUTIVE COMPENSATION OVERVIEW

Our executive compensation program aims to attract and retain high-caliber management talent to lead our business and reward them for outstanding performance.  This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”), are designed to provide a summary of our compensation actions and policies for our senior level executives. Our Named Executive Officers (“NEOs”) are defined on page 50 of the Proxy Statement.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual short-term incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Short-Term Incentive (“STI”)	Cash (Variable)	Focus executives on achieving Mobile Mini’s short-term financial goals measured over the current year.
Annual Long-Term Incentive (“LTI”)	Equity (Variable)	Retain executives and provide incentive for them to reach financial goals and align their long-term economic interests with our stockholders.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. For 2019, the significant majority of Named Executive Officer target pay was variable: 78% for our current Chief Executive Officer (“CEO”) using his current target pay upon promotion; 74% for our former CEO and an average of 65% for our other NEOs.

Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2019:

•

Base salaries: The former CEO did not receive a base salary increase. Upon his promotion to CEO on October 1, 2019, the base salary for Mr. Williams became $700,000, an increase of approximately 25.4% compared to his base salary immediately prior to the promotion.  Mr. Williams did not receive any other base salary increases in 2019. The other NEOs received merit increases ranging up to 5.0%.

•

Annual Short-Term Incentive compensation: Based on Company and individual performance, annual bonuses earned by our NEOs ranged from 100.0% to 102.9% of target.  In addition to two metrics that are based on Company performance, for the NEOs other than the former CEO, individual business goals were considered in each executive’s short-term incentive plan.

•

Annual Long-Term Incentive compensation: The first tranche of the performance-based restricted stock awards issued in 2019 vested at 163%, the second tranche of the performance-based restricted stock issued in 2018 and the third tranche of the performance-based stock options issued in 2017 each vested at 200%.  Performance conditions related to each of these tranches were based on 2019 results. Time-based stock awards vest annually.

For specific details about our executive compensation program, please refer to the CD&A section of the Proxy Statement.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Mobile Mini, Inc., a Delaware corporation (“Mobile Mini,” “we,” “us” or the “Company”), of proxies to be voted at our 2020 annual meeting of stockholders (the “Annual Meeting” or the “2020 Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting, which will take place on May 1, 2020, beginning at 11:00 a.m., local time, at Mobile Mini’s headquarters, 4646 E. Van Buren Street, Phoenix, Arizona 85008.

The Notice of 2020 Annual Meeting of Stockholders (the “Notice of Annual Meeting”), this proxy statement (the “Proxy Statement” or “2020 Proxy Statement”) and form of proxy card or voting instruction card were first made available to stockholders starting on or about March 16, 2020.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 3, 2020 (the “Record Date”), are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 44,365,377 shares of the Company’s common stock outstanding. The common stock votes on the basis of one vote for each share held.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with Mobile Mini’s transfer agent, Broadridge Corporate Issuer Solutions, you are the “stockholder of record” of those shares. The Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been provided directly to you by Mobile Mini. These stockholders should refer to “How do I vote if I am the stockholder of record?” below for instructions regarding how to vote their shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting, the Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or via the Internet.

How do I vote if I am the stockholder of record?

If you are the stockholder of record, you may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

If you are a stockholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Vote Processing, c/o Broadridge Corporate Issuer Solutions, 51 Mercedes Way, Edgewood, New York 11717.

By telephone or via the Internet

The telephone and Internet voting procedures established by Mobile Mini for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The Web site for Internet voting is www.proxyvote.com. Please have your proxy card available when you go to the Web site. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Standard Time, on April 28, 2020, for shares held by a qualified retirement plan, and on April 30, 2020 for all other shares.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or via the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Stockholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense and extra work of additional solicitation by voting promptly.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by mail, telephone, or Internet without giving specific voting instructions, your shares will be voted as set forth in “How will my shares be voted at the Annual Meeting?”

What can I do if I change my mind after I vote?

Subject to any rules and deadlines your broker, bank or other holder of record may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving timely written notice to the Corporate Secretary of the Company of revocation;
•	delivering a valid, later-dated and duly executed proxy to the Corporate Secretary of the Company, or a later-dated vote by telephone or via the Internet, in a timely manner; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may change your vote by (i) submitting new voting instructions by contacting your broker, bank or other holder of record or (ii) if you have obtained a legal proxy from the broker, bank or other holder of record giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold of record:

•	in certificate form; and
•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the U.S. Securities and Exchange Commission (the “SEC”), called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to stockholders for the fiscal year ended December 31, 2019 (the “2019 Annual Report”), unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you hold Mobile Mini stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Corporate Issuer Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 866-540-7095.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, the Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Corporate Issuer Solutions, Inc. as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a Notice of Internet Availability of Proxy Materials will find instructions in that notice about how to obtain a paper copy of the proxy materials.  Stockholders receiving Notice of Internet Availability of Proxy Materials by e-mail will find instructions in that e-mail about how to obtain a paper copy of the proxy materials.  Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority, under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Director nominees or the advisory vote regarding executive compensation discussed later in this Proxy Statement without instructions from you, in which case a broker non-vote will occur, and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding as of the Record Date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other holder of record) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum.

What are the voting requirements (including the effect of abstentions and non-broker votes) to elect the Director nominees and to approve each of the other proposals discussed in this Proxy Statement?

Proposal	Vote Required For Approval	Abstentions	Broker Discretionary Voting Allowed?

1 - Election of Directors	Majority of Votes Cast	No Effect	No

2 - Ratification of Selection of KPMG LLP	Majority of Votes Present and Entitled to Vote	Same Effect as a Vote “Against”	Yes

3 - Advisory Vote to Approve Named Executive Officer Compensation	Majority of Votes Present and Entitled to Vote	Same Effect as a Vote “Against”	No

Election of Directors

The affirmative vote of the majority of votes cast at the Annual Meeting is required to elect each Director. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” such nominee. Abstentions and, if applicable, broker non-votes will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast. Any Director nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Corporate Governance Committee (“Governance Committee”) would then be required to make a recommendation, within 90 days after the date of certification of the election results, to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In the event of a contested Director election, i.e., the number of Director nominees exceeds the number of Directors to be elected, the required vote would be a plurality of votes cast.

Ratification of Selection of KPMG LLP

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on this proposal will be considered broker non-votes.

Advisory Vote to Approve Named Executive Officer Compensation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined herein). Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

How will my shares be voted at the Annual Meeting?

At the Annual Meeting, the persons appointed by the Board (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is set forth below in “How does the Board recommend that I vote?”  Additionally, if no specific instructions are given, the shares will be voted in accordance with the recommendation of the Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares:

1.	“FOR” the election of each of the Director nominees named in this Proxy Statement.
2.	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.
3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. For additional information see “Other Business” later in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or via the Internet and other matters are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board will have the discretion to vote for you.

Can I access the Notice of Annual Meeting, the Proxy Statement and the 2019 Annual Report via the Internet?

The Notice of Annual Meeting, the Proxy Statement and the 2019 Annual Report are available via the Internet at www.proxyvote.com. Our proxy materials are also available on our Web site at www.mobilemini.com under the “Annual Reports” section of the “Filings and Financials” tab of the “Investor Relations” page. Instead of receiving future proxy statements and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business and will also give you an electronic link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

Stockholders of Record: If you vote via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

Mobile Mini will pay the cost of soliciting proxies. We will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable costs. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission, without additional compensation.

Who will count the votes?

Our Corporate Secretary and Assistant Secretary will tabulate the votes and act as inspectors of election.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Mobile Mini or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.  Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to Mobile Mini.

When will the voting results be announced?

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K filed with the SEC.

GOVERNANCE OF THE COMPANY

OVERVIEW

The following sections of this Proxy Statement provide an overview of Mobile Mini’s corporate governance structure and processes, including independence and other criteria we use in selecting Director nominees, our Board leadership structure, and certain responsibilities and activities of the Board and its Committees, including a summary of our 2019 governance activities. We also discuss how our stockholders and other stakeholders can communicate with our Directors.

Mobile Mini’s Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Corporate Governance Guidelines and policies described below. These Guidelines guide the Board and our executive management team in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant. As a result of this active engagement:

•	The Company has adopted “Proxy Access.”
•	8 of the 10 Director Nominees are currently independent.
•	The roles of Chairman and CEO are split.
•	We have a Lead Independent Director.
•	The Company does not have a stockholder rights plan (a so-called “poison pill”).
•	The Company’s Bylaws require a majority voting standard for the election of Directors.
•	The Board is declassified.
•	The Board has stock ownership guidelines for Directors and officers.
•	The Audit, Compensation and Governance Committees are comprised solely of independent Directors.
•	The Board has adopted an enhanced whistleblower policy to encourage reporting by employees of any allegations of impropriety.
•	The Audit Committee restricts the hiring of current or former employees of our independent auditor.
•

The Board has an executive “clawback” policy to reclaim previously awarded incentive compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures.

•

Employment agreements for our current Named Executive Officers (or “NEOs”, as defined hereinafter) listed in the “2019 Summary Compensation Table” contained herein require “double trigger” provisions, whereby change in control cash severance benefits for NEOs would only be payable following a change in control if the executive was terminated without cause or for good reason.

•	The Board and each of its Committees have authority to retain outside advisors.
•	The Board regularly rotates the members serving as Committee Chairs.
•	The Compensation Committee’s outside advisor does not perform any other services for the Company and confirms its independence annually.
•	There are no interlocks among the Compensation Committee members.
•	The Board and each of its Committees perform periodic self-assessments and a Board member peer review.
•	During 2019, each Director attended at least 75% of the combined Board meetings and Committee meetings of which he or she was a member.
•

Our Amended and Restated Equity Incentive Plan, as amended (the “Amended and Restated Equity Incentive Plan”), mandates a minimum vesting period of one year on at least 95% of the awards we grant under such plan and prohibits repricing of options and stock appreciation rights without stockholder approval, including paying cash upon cancellation of an underwater award as part of a repricing that would require stockholder approval.

The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

Our Corporate Governance Guidelines and the following additional materials relating to corporate governance at Mobile Mini are published on our Web site at: www.mobilemini.com under the “Governance” section of the “Investor Relations” page.

•	Board of Directors — Background and Experience
•	Senior Management — Background and Experience
•	Board Committees — Current Members
•	Corporate Governance Documents:
▪	Code of Business Conduct and Ethics
▪	Supplemental Code of Ethics for CEO and Senior Financial Officers
▪	Executive Officer Clawback Policy
▪	Corporate Governance Guidelines
▪	Compensation Committee Charter
▪	Nominating and Corporate Governance Committee Charter
▪	Audit Committee Charter

We will provide copies of any of the above items, without charge, upon written request to our Corporate Secretary at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. The information on our Web site is not a part of this Proxy Statement.

GOVERNANCE INFORMATION

Updates to the Company’s Governance Policies

We are committed to doing right not only by our stockholders, but also for our employees, customers, communities and the environment. In 2019, under direction of the Governance Committee, we adopted Environmental and Social Commitment Policies outlining our commitment to environmental responsibility and accountability and our commitment to respect internationally recognized human rights and labor standards. These policies include commitments to improve processes to reduce waste and pollution, allow freedom of association, and prevent discrimination, forced and child labor, among others. Understanding that meaningful and measurable changes under these policies will only come through community efforts, these policies apply to the company as a whole, our customers, and our vendors and suppliers.

Director Qualification Standards and Review of Director Nominees

The Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee is responsible for screening and reviewing potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee considers recommendations of potential candidates from current Directors, management and stockholders. Stockholders’ nominees for Directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Governance Committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Requirements, Including Deadlines, For Submission of Stockholder Proposals and Nominees” later in this Proxy Statement in order to be included in the proxy statement relating to the next annual election of Directors.

Criteria for Board Membership

The Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity and numerous other factors, such as work experience; understanding of and achievements in logistics, manufacturing, equipment leasing, technology, finance and sales and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the  Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the Committee recommends candidates to the Board for nomination. As a result, the priorities and emphasis that the Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. In addition, the Committee, and the Board, are committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Kelly Williams, who is our current CEO, and Erik Olsson, who is our former CEO, each of the members of the Board is currently an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the term applies to membership on the Board and the various Committees of the Board. Nasdaq’s independence definition includes a series of objective tests, such as that the Director has not been an employee of the Company within the past three years and has not engaged in various types of business dealings with the Company. In addition, as further required by Nasdaq rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the Nasdaq rules and listing standards, the Board has determined that each of the non-employee Directors (Michael L. Watts, Sara R. Dial, Jeffrey S. Goble, James J. Martell, Stephen A McConnell, Frederick G. McNamee, III, Kimberly J. McWaters, Lawrence Trachtenberg and Michael W. Upchurch) was independent in 2019 and has no relationship with Mobile Mini, except as a Director and stockholder of the Company.

In connection with the determination by the Board that Mr. Watts is independent, the Board considered the related party transactions with Mr. Watts disclosed in “Transactions with Related Persons” later in this Proxy Statement.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our Corporate Governance Guidelines currently provide that the Board may select either a combined CEO and Chairman role or appoint a Chairman who does not also serve as CEO. We currently separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board.

On October 1, 2019, Mr. Williams became our CEO upon Mr. Olsson’s retirement from the Company, Mr. Olsson became the Company’s Chairman of the Board, and Mr. Watts transitioned from Chairman of the Board to become the Board’s Lead Independent Director.  The Board believes this leadership structure is optimal for the Company at the current time.

A number of factors support the leadership structure chosen by the Board, including, among others: the Board believes this governance structure promotes balance between the Board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis; the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing Mobile Mini and leverages the experience and perspectives of the Chairman; the Chairman sets the agenda for, and presides over, Board meetings and sessions of non-employee Directors, and coordinates the work of the Committees of our Board;

and the Chairman serves as a liaison between the Board and senior management.  Mr. Watts, in the new role of Lead Independent Director, is responsible for coordinating the activities of the other independent Directors, including leading executive sessions and Board decisions requiring the action of independent Directors.  By having both a non-employee Chairman of the Board and a Lead Independent Director, independent Directors have the opportunity to raise issues and concerns for Board consideration without immediately involving management.

The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of both the non-employee directors and the independent Directors that are mandated by our Corporate Governance Guidelines and which are now chaired by the Lead Independent Director, as well as through a Board composed of a majority of independent Directors.

Executive Sessions of Non-Employee Directors

Executive sessions of non-employee Directors are held before or during each regularly scheduled meeting of our Board and at other times as necessary and are led by our Chairman. At these executive sessions, the non-employee Directors review, among other things, the criteria upon which the performance of the CEO and other senior officers is evaluated, the performance of the CEO against such criteria, and the compensation of the CEO and other senior officers. Executive sessions during Audit Committee meetings also include meetings between members of the Audit Committee and the Company’s independent registered public accounting firm. After some executive sessions, additional meetings are held from time to time with the CEO to discuss relevant subjects. The Board’s policy is to hold executive sessions without the presence of management, including the CEO.

The Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board. The Board executes its oversight responsibility for risk assessment and risk management directly and through its Committees, as follows:

•

The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management. The Company’s Chief Financial Officer, who works with the Audit Committee, facilitates this risk management in coordination with the Company’s General Counsel, as part of the Company’s strategic planning process. The Company’s Chief Financial Officer, General Counsel, Chief Information Officer, Chief Accounting Officer and Director of Risk Management together function as a Risk Committee and prepare an annual report to the Board on risks facing the Company, the probability and potential impact, as well as steps taken to mitigate risk. Additionally, the Chief Information Officer presents a quarterly review of cybersecurity risk and systems in place to mitigate this risk. The Audit Committee’s meeting agendas throughout the year include discussions of the Company’s policies with respect to risk assessment and risk management, as well as review of contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks. In addition, the Audit Committee has responsibilities with respect to our compliance program. For additional information, see “— Board and Committee Membership — The Audit Committee” and “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

•

The Board’s Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept informed of its Committees’ risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.  In addition, all Board members are invited to all committee meetings as an additional method of keeping each Director aware of the various risks and activities across the Company.

•

The Board considers specific risk topics, including risks associated with our strategic plan and proposed strategic initiatives, our capital structure, our development activities, our technology systems, and our disaster recovery plans. In addition, the Board receives regular reports from the members of our executive management — the heads of our principal corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with and discussed at Board meetings. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Risk Considerations in our Compensation Programs

The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee has determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk. The Compensation Committee believes that its balanced approach to short- and long-term incentive compensation does not incentivize employees to take unnecessary risks. The Compensation Committee, with the assistance of independent advisors, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

Communications with the Board of Directors

Stockholders may communicate with the Board by writing to us at Mobile Mini, Inc., 4646 E. Van Buren Street, Suite 400, Phoenix, AZ 85008, Attn: Corporate Secretary. Communications received in writing will be distributed to the Chairman of the Board, the Lead Independent Director or the Chairman of the appropriate committee of the Board, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Indemnification of Directors and Officers

As required by our Bylaws, we indemnify our Directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We also have entered into agreements with our Directors that contractually obligate us to provide this indemnification.

Mobile Mini’s Policies on Business Conduct and Ethics

All of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. Our policies and procedures cover all major areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. As required by the Sarbanes-Oxley Act of 2002, our Audit Committee has procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Company’s CEO, Chief Financial Officer, Principal Accounting Officer, Controller (when applicable), and Senior Accounting Officers (collectively, the “Senior Financial Officers”) are also required to abide by our Supplemental Code of Ethics for CEO and Senior Financial Officers (the “Supplemental Code of Ethics”). The Supplemental Code of Ethics sets forth specific policies to guide the Senior Financial Officers in the performance of their duties, including policies addressing compliance with laws, rules and regulations, conflicts of interest, and disclosures in the Company’s periodic reports and other public communications.

The full text of both the Code of Business Conduct and Ethics and the Supplemental Code of Ethics are posted on our Web site at www.mobilemini.com under the “Governance” section of the “Investor Relations” page. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our Web site as promptly as practicable, as may be required under applicable SEC and Nasdaq rules and, to the extent required, by filing Current Reports on Form 8-K with the SEC disclosing such information.

CORPORATE GOVERNANCE REPORT

Good corporate governance is fundamental to our business and our success. We seek to ensure that good governance and responsible business principles and practices are part of our culture and values and the way we do business.

2019 in Review

Our STI/LTI Plans. As a result of the feedback from our shareholders stating general support for the format of our executive compensation program, we did not make substantive changes to the program design following the 2019 Annual Meeting. Our equity grants made in early 2020 have the same structure as the equity grants made in early 2019.  However, the NEOs’ STI (bonus) targets for 2020 performance are based on the achievement of specific adjusted EBITDA targets; whereas the 2019 STI (bonus) plan targets were based on the achievement of both specific rental revenue and adjusted EBITDA targets. For the NEOs other than the former CEO, 2019 and 2020 STI targets also included a component relating to achievement of individual business goals.

Stockholder Outreach. We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2019, these activities included participation in investor conferences, meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2019 Annual Meeting. In 2019, we contacted each of our top 30 stockholders, representing approximately 85% of our outstanding shares, for feedback relating to our corporate governance and executive compensation programs. Additionally, we offered meetings with senior management and the chairs of our Compensation and Governance Committees. Holders representing approximately 33% of our outstanding shares participated in meetings with management regarding governance and pay practices.

We were in contact with many more stockholders on matters relating to financial performance through investor conferences and other meetings throughout 2019.

Other Corporate Governance Activities

The Board and the Governance Committee were active in many other areas in 2019 and prior to the 2020 Annual Meeting, including:

•	onboarding Michael W. Upchurch as a Director and preparing him to take over as the Audit Committee Chair effective January 2020;
•	updating the Company’s governance policies to include Environmental and Social Commitment policies;
•

monitoring and evaluating corporate governance developments and related legislative initiatives, such as the Fixing America’s Surface Transportation Act of 2015 (the “FAST Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which both resulted in new SEC rules and proposals, and other key areas;

•	reviewing and assessing the Company’s senior leadership and ensuring ongoing and succession planning is taking place;
•	assessing Director independence, related party transactions, and service by our senior management and Directors on other boards of directors; and
•	reviewing our governing documents, including our Code of Business Conduct and Ethics and Supplemental Code of Ethics.

BOARD AND COMMITTEE MEMBERSHIP

Meeting Attendance

During 2019, our Board met six times and we had three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each member of the Audit, Compensation, and Governance Committees is an independent director in accordance with Nasdaq standards. Each of our Directors attended at least 75% of the combined meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a Director in 2019.

The table below depicts meeting information for 2019 and the Committee membership as of December 31, 2019:

Name	Audit		Compensation		Nominating and Corporate Governance
Olsson
Dial			X	*	X
Goble			X		X
Martell	X		X		X	*
McConnell	X				X
McNamee	X				X
McWaters	X		X
Trachtenberg	X	*	X
Upchurch	X
Watts					X
Total Meetings during 2019	4		6		4
*	Committee Chairman

Mr. Upchurch assumed the role of Audit Committee Chairman effective January 2020.

The Audit Committee

The Audit Committee is governed by a Board-approved Charter stating its responsibilities.  Under its Charter, the Audit Committee is responsible for reviewing, with the independent registered public accounting firm, internal audit procedures and the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee also reviews and consults with management, internal audit and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases, and the accounting principles applied. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

In addition, the Audit Committee is responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management. Further detail about the role of the Audit Committee in risk assessment and risk management may be found in “— Governance Information — The Board’s Role in Risk Oversight” earlier in this Proxy Statement.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in “Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm — Audit Committee Report” later in this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and Nasdaq. Our Audit Committee must also include at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell, Lawrence Trachtenberg and Michael W. Upchurch are audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s, Mr. Trachtenberg’s and Mr. Upchurch’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose any duties, obligations or liabilities that are greater than those that are generally imposed on all members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. See “— Audit Committee Report” contained within this Proxy Statement.

A copy of the Audit Committee Charter is available on our Web site at www.mobilemini.com under the “Governance” section of the “Investor Relations” page.

The Compensation Committee

The Compensation Committee is governed by a Board-approved Charter stating its responsibilities. The Compensation Committee determines and oversees the execution of the Company’s executive compensation philosophy and oversees the administration of the Company’s executive compensation programs. Its responsibilities also include overseeing Mobile Mini’s compensation and benefit plans and policies, administering our incentive programs, which include our STI and LTI plans for various executive officers (including reviewing and approving equity grants and cash bonuses) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the NEOs identified in the “2019 Summary Compensation Table” contained herein. See “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Compensation Committee’s role, processes and activities in overseeing executive compensation.

The Board has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the SEC and Nasdaq. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to our CEO, or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s Charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and oversee a compensation consultant and such other advisors to assist in the evaluation of Director, CEO or senior executive compensation. The Charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms. The Company has provided appropriate funding to the Compensation Committee for the foregoing purpose.

Compensation Committee Consultant

Pursuant to the authority granted to it in its Charter, the Compensation Committee engaged Mercer again in 2019 to review the competitiveness of the Company’s compensation program for our non-employee Directors.  Mercer also advises the Compensation Committee regarding various other executive and Director compensation issues as requested. Please refer to the discussion of “Our Executive Compensation Program In Detail — Role of Compensation Consultant” in the “Compensation Discussion and Analysis” section of this Proxy Statement for further details.

Mercer reports directly to the Compensation Committee, and the Compensation Committee may replace Mercer or hire additional consultants at any time. Mercer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.

Mercer provides various executive compensation services to the Compensation Committee with respect to the Company’s executive officers and other key employees. The services Mercer provides include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program and evolving best practices and providing market information and analysis regarding the competitiveness of the Company’s program design and the Company’s award values in relationship to its performance.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Mercer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Mercer in 2019 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, SEC rules and New York Stock Exchange. In making this determination, the Compensation Committee noted that during 2019:

•

Mercer did not provide any services to the Company or its management other than service to the Compensation Committee, and its services were limited to executive and Board compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Mercer’s total revenue;
•	Mercer maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;
•	None of the Mercer consultants who worked on Company matters had any business or personal relationship with Compensation Committee members;
•	None of the Mercer consultants who worked on Company matters, or Mercer, as a whole, had any business or personal relationship with executive officers of the Company; and
•	None of the Mercer consultants who worked on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

A copy of the Compensation Committee Charter is available on our Web site at www.mobilemini.com under the “Governance” section of the “Investor Relations” page.

The Nominating and Corporate Governance Committee

The Governance Committee is comprised solely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. The Governance Committee is responsible for considering and periodically reporting to the Board on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of our Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; and performing such other functions as the Board may from time to time assign to it. The Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board as described below.

A copy of the Governance Committee Charter is available on our Web site at www.mobilemini.com under the “Governance” section of the “Investor Relations” page.

Compensation of Non-Employee Directors

At the end of 2019, we had 10 non-employee Directors that qualified for compensation. The 2019 compensation program for non-employee Directors included the following features:

•	The annual retainer fee was $55,000 for Directors, and $90,000 for the Chairman of the Board and Lead Independent Director.
•	There was no fee for attending a Board meeting.
•	The annual stock award was $100,000 for Directors, or $145,000 for the Chairman of the Board.
•	The annual retainer fee paid to the Chairman of each of the three standing committees was $15,000, and the annual retainer fees paid to non-Chairman Committee members was $6,000.

At the end of 2019, the Compensation Committee approved increases in the annual retainer fee, effective as of January 1, 2020, to $75,000 for Directors, $110,000 for the Chairman of the Board and $105,000 for the Lead Independent Director.

Employee Directors do not receive any additional compensation for service on our Board. The following table sets forth information regarding the compensation earned during fiscal year 2019 by each individual who served as a non-employee Director at any time during the fiscal year.

2019 Director Compensation

	Fees Earned - Cash
Name	Annual Retainer	Committee Chair	Committee Retainer	Total	Stock Awards (1)(2)	Total
Erik Olsson (3)	$22,500	$—	$—	$22,500	$—	$22,500
Michael L. Watts	90,000	—	6,000	96,000	145,004	241,004
Sara R. Dial	55,000	15,000	6,000	76,000	100,016	176,016
Jeffrey S. Goble	55,000	—	12,000	67,000	100,016	167,016
James J. Martell	55,000	15,000	12,000	82,000	100,016	182,016
Stephen A McConnell	55,000	—	12,000	67,000	100,016	167,016
Frederick G. McNamee, III	55,000	—	12,000	67,000	100,016	167,016
Kimberly J. McWaters	55,000	—	12,000	67,000	100,016	167,016
Lawrence Trachtenberg	55,000	15,000	6,000	76,000	100,016	176,016
Michael W. Upchurch (4)	55,000	—	5,500	60,500	100,016	160,516

(1)

Represents the grant-date fair value of the Directors’ equity awards in fiscal year 2019, as calculated in accordance with GAAP. These awards vest 100% when granted. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and intended fair market value. The values included in this column have not been and may never be realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold. Assumptions used to value equity awards are disclosed in Note 11 to the consolidated financial statements contained in the 2019 Annual Report to stockholders on Form 10-K.

(2)

As of December 31, 2019, no non-employee Director, other than Mr. Olsson, held unvested stock awards or stock option awards. Additional information regarding Mr. Olsson’s restricted stock awards and options is included in the 2019 Outstanding Equity Awards at Fiscal Year-End Table.

(3)

Mr. Olsson served as CEO and an employee Director until his retirement on October 1, 2019, at which time he  became Chairman of the Board and a non-employee director eligible for compensation as a non-employee Director.

(4)	Mr. Upchurch became a Director in February 2019.

Non-Employee Director Stock Ownership Requirement

Each non-employee Director is required to own shares of our common stock having a value at least equal to five times the annual cash retainer and committee fees paid to non-employee Directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. Any newly elected non-employee Director will have five years following his or her election to the Board to meet the stock ownership requirement. Until the amount contemplated by the guidelines is achieved, or if a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, such Director is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares, or other similar full value awards. As of the date of this Proxy Statement, all of our non-employee Directors were in compliance with this stock ownership requirement. We have also adopted stock ownership requirements for our executive officers as described herein.

BENEFICIAL OWNERSHIP TABLE

The table below sets forth information known to us regarding the number of shares of our common stock beneficially owned as of the close of business on March 3, 2020, by (i) each of our Directors, (ii) each NEO listed in the “2019 Summary Compensation Table”, (iii) all of our Directors and executive officers as a group, and (iv) each stockholder we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock, as determined based on a review of filings with the SEC.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of restricted stock awards, and securities that can be acquired by such person within 60 days of March 3, 2020 upon the exercise of options. Restricted stock as shown in the table below is forfeitable until vested. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of March 3, 2020 have been exercised.

Unless otherwise noted, the address of each person named in the table is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

Name of Beneficial Owner (1)	Shares (2)	Restricted Stock (3)	Shares Acquirable Within 60 Days	Total	Percent of Class Owned (4)
Directors and Executive Officers:
Erik Olsson	167,794	31,145	2,452,526	2,651,465	5.7%
Michael L. Watts	83,727	—	—	83,727	*
Sara R. Dial	15,701	—	—	15,701	*
Jeffrey S. Goble	17,803	—	—	17,803	*
James J. Martell	45,162	—	—	45,162	*
Stephen A McConnell	89,688	—	—	89,688	*
Frederick G. McNamee, III	31,860	—	—	31,860	*
Kimberly J. McWaters	15,701	—	—	15,701	*
Lawrence Trachtenberg	32,615	—	—	32,615	*
Michael W. Upchurch	2,899	—	—	2,899	*
Kelly Williams	49,832	42,329	158,713	250,874	*
Van Welch	21,344	20,453	30,754	72,551	*
Mark Krivoruchka	12,908	12,747	39,730	65,385	*
Christopher J. Miner	30,160	12,329	127,976	170,465	*
All Directors and executive officers as a group (14 persons)	617,194	119,003	2,809,699	3,545,896	7.5%
5% Holders:
BlackRock, Inc. (5)	7,500,091	—	—	7,500,091	16.9%
55 East 52nd Street, New York, NY 10055
The Vanguard Group (6)	4,916,456	—	—	4,916,456	11.1%
100 Vanguard Blvd., Malvern, PA 19355
Dimensional Fund Advisors LP (7)	3,400,803	—	—	3,400,803	7.7%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Prudential Financial, Inc. (8)	2,624,054	—	—	2,624,054	5.9%
751 Broad Street, Newark, NJ 07102

*	Less than 1%.
(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes of this table.

(2)

The number of shares shown in this column does not include restricted stock awards subject to vesting requirements, which are shown in the adjacent column. Shares reported include shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority except as noted. Shares owned by Mr. McNamee include 18,568 shares of common stock held in trust.

(3)	Restricted stock awards subject to time-based vesting requirements. This column does not include restricted stock awards subject to performance-based vesting requirements.
(4)

Percent of class owned was calculated on the basis of 44,365,377 shares of common stock outstanding as of March 3, 2020, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 3, 2020.

(5)	BlackRock, Inc. has sole voting power with respect to 7,280,650 shares and sole dispositive power with respect to 7,500,091 shares.
(6)

The Vanguard Group has sole and shared voting power with respect to 59,249 shares and 7,117 shares, respectively, and sole and shared dispositive power with respect to 4,855,997 shares and 60,459 shares, respectively.

(7)	Dimensional Fund Advisors LP has sole voting power with respect to 3,329,893 shares and sole dispositive power with respect to 3,400,803 shares.
(8)

Prudential Financial, Inc. has sole and shared voting power with respect to 43,895 shares and 2,580,159 shares, respectively, and sole and shared dispositive power with respect to 43,895 shares and 2,580,159 shares, respectively. Of the shares beneficially owned by Prudential Financial, Inc., 2,436,702 shares are owned by its subsidiary, Jennison Associates LLC, 84,323 are held by its subsidiary, Quantitative Management Associates LLC, 72,850 are held by its subsidiary, The Prudential Insurance Company of America, and 30,179 shares are held by its subsidiary, Prudential Retirement Insurance and Annuity Company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our Directors, certain of our officers and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that in 2019 our Directors and our officers who are subject to Section 16(a) met all applicable filing requirements except as noted below.

On February 7, 2019, one late Form 4 was filed for each of Mr. Miner and Mr. Ainsworth, to report four late transactions for each individual. On February 8, 2019, one late Form 4 was filed for each of Mr. Olsson, Mr. Williams, Mr. Krivoruchka and Mr. Welch, to report four late transactions for each of Mr. Olsson and Mr. Williams and to report three late transactions for each of Mr. Krivoruchka and Mr. Welch.

TRANSACTIONS WITH RELATED PERSONS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes our Directors and executive officers or their immediate family members, or stockholders and their immediate family members owning 5% or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person that has a direct or indirect material interest, excluding de minimis transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or Director, or transactions involving competitive bids or in which standing pre-approval has been given.

Pursuant to its written Charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to Mobile Mini than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine under the circumstances of a particular transaction.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The Audit Committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the Audit Committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth immediately below.

TRANSACTIONS WITH RELATED PERSONS IN 2019

We have entered into indemnification agreements with our Directors and certain of our executive officers containing provisions that require us, among other things, to indemnify our Directors and certain of our executive officers against certain liabilities that may arise by reason of their status or service as Directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

With our acquisition of Gulf Tanks Holdings, Inc., the parent company of Houston, Texas-based Evergreen Tank Solutions (“ETS”), in December 2014 (the “ETS Acquisition”), the Company acquired its subsidiary, Water Movers, Inc., an Arizona corporation, which had previously entered into two real property lease agreements with an entity partly owned by Michael L. Watts, our previous Chairman of the Board and current Lead Independent Director. These lease agreements began in 2013, prior to the ETS Acquisition, and expire in 2023. Aggregate rental payments under these lease agreements are currently approximately $19,000 per month.

Mr. Watts is also a minority investor in a digital marketing and strategy company with which Mobile Mini conducts business.  During 2019, 2018 and 2017, Mobile Mini made approximately $0.3 million, $0.4 million and $0.7 million, respectively, in payments to this company.  There was no payable due at December 31, 2019.

Except for the agreements noted in the foregoing paragraphs and the compensation and other arrangements described in “Compensation of Non-Employee Directors” and “Executive Compensation” elsewhere in this Proxy Statement, there were no transactions during our fiscal year ended December 31, 2019, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any Director, any executive officer, any holder of 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

The Board is fully declassified and the terms for each of the current Directors are scheduled to expire on the date of the Annual Meeting.  The average tenure of our Director nominees is 10 years.  Mr. Trachtenberg, a current Director, is retiring from the Board effective May 1, 2020.  The Board is reducing the size of the Board from eleven to ten members, effective as of the expiration of Mr. Trachtenberg’s term of office at the Annual Meeting.

All of the nominees are current Directors and have consented to serve as Directors. The Board has no reason to believe any of the nominees will be unable to act as a Director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the Director nominees, stockholders may vote “FOR” nominees or “AGAINST” nominees. Each Director nominee receiving a number of “FOR” votes that exceed the number of “AGAINST” votes will be elected as a Director. Abstentions and, if applicable, broker non-votes are not counted as votes “FOR” or “AGAINST” a Director nominee.

The persons appointed by the Board as proxies intend to vote for the election of each of these Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

The following pages contain biographical and other information about the Director nominees. We have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Governance Committee and the Board to determine that each nominee should serve as a Director.

Our Board unanimously recommends a vote “FOR” the election of each of these nominees as Directors.

NOMINEES FOR DIRECTOR

Mr. Olsson became Mobile Mini’s non-executive Chairman of the Board on October 1, 2019. Mr. Olsson previously served as the Company’s Chief Executive Officer and a member of the Board beginning in March 2013 and further served as the Company’s President from March 2013 to October 2018. Prior to joining Mobile Mini, Mr. Olsson was President, CEO and a director of RSC Holdings, Inc. (“RSC”), a North American equipment rental provider, and certain of its subsidiaries from 2006 until that company was acquired in April 2012. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and became Chief Operating Officer in 2005. Earlier, Mr. Olsson held several senior financial management positions in various global businesses of RSC's former parent company, Atlas Copco Group, in Sweden, Brazil and the United States. He is a Director on the board of Ritchie Brothers Auctioneers Incorporated, the world’s largest industrial auctioneer, and Dometic Group AB, a global manufacturer of products for mobile living. Mr. Olsson also serves on the board of directors of St. Mary’s Foodbank Alliance, one of the world’s largest food banks with a mission to alleviate hunger through the gathering and distribution of food while encouraging self-sufficiency, collaboration, advocacy and education. Mr. Olsson holds a degree in Business Administration and Economics from the University of Gothenburg, Sweden.  Mr. Olsson offers the Board a unique understanding of the Company as well as deep knowledge of the equipment rental industry and executive knowledge and experience.

Michael L. Watts has served as a Director since 2002 and became the Board’s Lead Independent Director on October 1, 2019.  Mr. Watts served as Chairman of the Board from December 2012 to September 2019. Mr. Watts is currently the President of Watts Investments LLC, a private investment and real estate development firm. Mr. Watts founded Sunstate Equipment Co. in 1977, where he served as Executive Chairman until February 2017. Sunstate Equipment Co. is one of the largest independently owned construction equipment rental companies operating in the United States. Mr. Watts cofounded specialty equipment rental companies Underground Safety Equipment, LLC in 2011 and Water Movers Equipment Company, in 2002, which was sold in 2013 to Evergreen Tank Solutions and which Mobile Mini subsequently acquired. Mr. Watts also founded specialty equipment rental company, Trench Safety Equipment Company, and served as its Chairman from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment rental industry knowledge to our Board.

Mr. Williams was appointed Chief Executive Officer of Mobile Mini on October 1, 2019 after serving as President and Chief Operating Officer since October 2018 and as Executive Vice President and Chief Operating Officer since June 2014. Mr. Williams joined Mobile Mini in July 2013 and previously served as Senior Vice President, Western Division and Regional Manager. Mr. Williams has extensive experience in the equipment and car rental industries. Prior to joining Mobile Mini, from November 2012 to June 2013, Mr. Williams was a Vice President at airWorx Construction Equipment & Supply. From September 2005 through August 2012, Mr. Williams worked in the equipment rental industry at RSC, most recently as Region Vice President. Mr. Williams is the Chairman of the board of directors of Playworks Arizona, the leading national nonprofit leveraging the power of play before, during, and after school to transform children’s physical and emotional health. Mr. Williams earned his B.A. degree from Anderson University.

Ms. Dial has served as a Director since August 2014. Ms. Dial has served as President and CEO of Sara Dial & Associates, a global economic development and government relations consulting firm since 1996 and has previously served as a director of the Arizona Department of Commerce. Ms. Dial also currently serves as lead director of Grand Canyon Education, Inc. and a member of the Advisory Board of BBVA Compass Bank in Phoenix, Arizona. In 2019, Ms. Dial became a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. She is active in many local and national philanthropic boards including experience as Chairman of Valley Youth Theater and Chairman of Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a B.A. degree in international relations. Ms. Dial’s breadth of dealings with both businesses and governmental agencies brings a unique perspective to our Board.

Mr. Goble has served as a Director since February 2006. Mr. Goble is CEO of Access Scientific, LLC, a manufacturer of specialty vascular access devices. From 2003 to 2010, Mr. Goble was President of Medegen, Inc., which developed and manufactured specialty infusion therapy medical devices and provided contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other Medegen executives, executed a management-led buy-out of certain operations of The Tech Group Inc. (“The Tech Group”) in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of The Tech Group’s North American contract manufacturing division. Mr. Goble joined The Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. degree in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board.

Mr. Martell has served as a Director since January 2010. In addition, Mr. Martell serves as Chairman of the Board for the following logistic providers; MyUS.com, Protrans International and as Executive Chairman of both Ameriflight and UShip.com. Mr. Martell is both an owner and a member of the board of directors for Transforce Staffing, Quality Distribution, Livingston International, Baxter Inventory Systems and Transplace. Mr. Martell retired after ten years serving as CEO, Chairman and in the end Director for XPO, Inc., a public company engaged in both ground and air freight logistics. Mr. Martell’s background includes previously working for UPS, Fedex, OHL Logistics, UTIW, PS Logistics, BAX Global, as well as Smartmail, where he was both CEO and investor. Mr. Martell successfully sold Smartmail to DHL in 2004. Mr. Martell graduated from Michigan Technological University with a B.S. degree in Business Administration and Engineering and attended the Harvard Business School, Executive Education program on Board Governance in 2018. Mr. Martell brings a strong independent voice as well as 40 years of relevant logistics and transportation industry knowledge to our Board.

Mr. McConnell has served as a Director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of the board of directors of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of the board of directors of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of a number of private companies. Mr. McConnell has a B.A. degree in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive experience serving as a director, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses.

Mr. McNamee, III has served as a Director since June 2008. He served as our Interim Co-CEO from December 2012 until March 2013. Mr. McNamee was on the board of directors of Red Dot Corporation, a producer of premium mobile HVAC units and components, from 2016 to 2018. He also served as CEO for a portion of that time. He has been a Principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. From 1994 to 1998, he served as the Chairman, President and CEO of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s Interim Chief Technology Officer and Senior Vice President in charge of operations in Malaysia and Phoenix, Arizona. Mr. McNamee received his B.S. degree in Industrial Engineering from Purdue University. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations.

Ms. McWaters has served as a Director since August 2014. She retired as President and CEO of Universal Technical Institute, Inc. (“UTI”), the nation’s leading provider of transportation industry technician training, on October 31, 2019. She was named President of UTI in 2000, CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing.  She has served as a director on UTI’s board of directors since 2005. Ms. McWaters has also served as a director of the Penske Automotive Group, Inc., a publicly traded international transportation services company since 2004. Ms. McWaters has served on the boards of directors of the Boys and Girls Clubs of Metropolitan Phoenix and Fresh Start Women’s Foundation for more than a decade. She holds a B.S. degree in Business Administration from the University of Phoenix. Ms. McWaters’ qualifications to sit on our Board include her experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company.

Mr. Upchurch has served as a Director since February 2019. He is Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”). KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America. Mr. Upchurch has been Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse. Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration (with a major in Accounting) from Kansas State University. Mr. Upchurch brings financial, leadership, and operational expertise to our Board.

EXECUTIVE OFFICERS

In addition to Mr. Williams, the following individuals are executive officers of the Company. There are no family relationships among any of our current Directors or executive officers.

Van Welch, age 65, was appointed Executive Vice President and Chief Financial Officer in August 2017. He is responsible for all finance, accounting, investor relations, treasury, and related financial matters. With more than three decades of domestic and international experience, including top leadership positions at large engineering and construction companies serving oil and gas, power, government, and major infrastructure industries worldwide, he brings the expertise of industries that Mobile Mini serves. Prior to joining Mobile Mini, Mr. Welch held positions at Willbros, Inc., a global engineering and contractor company, of Executive Vice President and Chief Financial Officer from May 2011 until August 2017 and Senior Vice President and Chief Financial Officer from August 2006. Prior to Willbros Inc., Mr. Welch served in leadership and senior finance roles at KBR Inc. (formerly a subsidiary of Halliburton). Mr. Welch serves on the board of directors for Child Crisis Arizona, a non-profit child- and family-focused agency providing Arizona children a safe environment, free from abuse and neglect, by creating strong and successful families. Mr. Welch holds a BBA in Accounting from Stephen F. Austin State University and is a Certified Public Accountant.

Mark Krivoruchka, age 65, has served as Senior Vice President – Chief Human Resources Officer since December 2017, moving from his previous role as president at MK Strategic Resources (“MKSR”), a human resources and management consulting company that he founded in 2013. MKSR serviced Mobile Mini Solutions from December 2016 until Mr. Krivoruchka became an employee of the Company. Mr. Krivoruchka is responsible for all human resource matters, which includes compensation, benefits, recruiting and training. He is also responsible for community relations and works with the Compensation Committee to provide support for all executive compensation matters. From 2010 until 2013, Mr. Krivoruchka served as Senior Vice President of Human Resources at RSC. Mr. Krivoruchka brings over 30 years of senior-level executive experience in a wide variety of roles including positions at GE, Pillsbury, Maytag, Cooper Tire, Pillsbury Foodservice, Hoover Floorcare, and McGraw-Edison. Mr. Krivoruchka currently serves on the Virginia Tech Pamplin School of Business Advisory Council and St. Vincent DePaul Endowment Advisory Council. In addition, he was recently appointed to the board of Chrysalis, a nonprofit organization dedicated to individuals and families impacted by domestic violence, in 2019. He also serves as a founding board advisor to Harkness Capital. Mr. Krivoruchka holds a B.S. Degree in Business and an MBA from Virginia Tech University.

Christopher J. Miner, age 48, has been Senior Vice President and General Counsel of Mobile Mini since 2008. Mr. Miner is responsible for the company’s legal strategy including acquisitions, litigation, compliance, safety, real estate, and corporate operations. He supports the Board of Directors in developing and maintaining best practices for corporate governance. Prior to joining Mobile Mini, Mr. Miner was a partner at DLA Piper, representing corporate and financial institutions in mergers and acquisitions, securities and corporate governance. He began his legal career at Davis Polk in New York and Europe.  He also serves on the board of A New Leaf, a provider of emergency shelter and services to those suffering from domestic violence and homelessness, as well as on the board of Desert Financial Credit Union. Mr. Miner received his B.A. degree and J.D. degree from Brigham Young University.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 2 on the Proxy Card)

The Audit Committee of our Board has selected KPMG LLP to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2020. KPMG LLP has acted in such capacity since May 17, 2013. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will be counted as if voted “AGAINST” this proposal. Even if the selection is ratified, however, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and of our stockholders.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for 2020 will stand, unless the Audit Committee determines there is a reason to make a change.

Representatives of KPMG LLP will attend the Annual Meeting, have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm. Accordingly, all services and fees in 2019 provided by KPMG LLP were pre-approved by the Audit Committee.

Our Board unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for 2020.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and 2018, as applicable, and fees billed for other services rendered by KPMG LLP, as applicable, during those periods.

Fee Category	2018 Fees	2019 Fees
Audit fees	$1,239,270	$1,301,048
Audit-related fees	—	—
Tax fees	79,780	10,000
All other fees	—	—
Total fees	$1,319,050	$1,311,048

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, the Audit Committee has established a pre-approval policy and procedures for audit, audit-related, tax services, and any other fees and services that can be performed by the independent auditors without specific authorization from the Audit Committee, subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Exchange Act.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits for Audit Committee approval a list of services and related fees expected to be rendered during that year within each of four categories of services:

(1)

Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)

Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, audits of employee benefit plans, and special procedures required to meet certain regulatory requirements.

(3)

Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assistance with the coordination and execution of tax-related activities, primarily in the area of corporate development; support for other tax-related regulatory requirements; and tax compliance and reporting.

(4)

All other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and budgets the fees for each service category. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by service category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2019, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,
(2)	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and
(3)

received the written disclosure and letter from KPMG LLP required by applicable requirements of  the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

THE AUDIT COMMITTEE

Michael W. Upchurch (Chair)

James J. Martell

Stephen A McConnell

Frederick G. McNamee, III

Kimberly J. McWaters

Lawrence Trachtenberg

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

PROPOSAL 3 — ADVISORY (NON-BINDING) RESOLUTION

REGARDING EXECUTIVE COMPENSATION

(SAY-ON-PAY)

(Item No. 3 on the Proxy Card)

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers, as described in the “Compensation Discussion and Analysis” section (“CD&A”) elsewhere in this Proxy Statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure as set forth in this Proxy Statement. Please refer to the CD&A section of this Proxy Statement for a detailed discussion of our executive compensation programs, including information about the fiscal year 2019 compensation of our NEOs.

The CD&A of this Proxy Statement provides a more detailed discussion of our executive compensation program and compensation philosophy. As noted in the CD&A, the Compensation Committee believes that our executive compensation program implements our compensation policies and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align the interests of the Company’s executives with those of its stockholders by rewarding performance at or above established goals that may be expected to enhance stockholder value, and to provide the compensation and incentives needed to attract, motivate and retain superior people in key positions and ensure that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally.

Please refer to the CD&A of this Proxy Statement and accompanying tables and, in particular, the “Our Executive Compensation Program Framework” section contained therein for details regarding how our compensation program for executive management is structured to support and reward our annual and long-term financial performance as an organization.

Further details concerning the elements of our executive compensation program, how we implement our philosophy and goals, and how we apply the above principles to our compensation program are provided in the CD&A. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded. In addition, the CD&A includes a discussion of the results of the prior year Say-on-Pay vote and the Compensation Committee’s response to the results.

The vote solicited by this Proposal 3 is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee, nor will its outcome require the Company, our Board or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal 3:

“RESOLVED, that the stockholders of Mobile Mini, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in the Company’s definitive Proxy Statement for the Annual Meeting of Stockholders.”

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. Abstentions will be counted as if voted “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Our Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as stated in the foregoing resolution.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes Mobile Mini’s executive compensation program for fiscal year 2019. We use our compensation program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee (for purposes of this CD&A, the “Committee”) of the Board made 2019 compensation decisions for the following current and former executive officers who are our Named Executive Officers (“NEOs”) included in this Proxy Statement for 2019:

NEO	Title
Kelly Williams (1)	President & Chief Executive Officer
Erik Olsson (1)	Former Chief Executive Officer
Van Welch	Executive Vice President & Chief Financial Officer
Mark Krivoruchka	Senior Vice President, Human Resources
Christopher J. Miner	Senior Vice President & General Counsel
Chad A. Ainsworth (2)	Former Vice President & Chief Accounting Officer
(1)	Mr. Williams became Chief Executive Officer of the Company on October 1, 2019 upon Mr. Olsson’s retirement as a Company employee.
(2)	Mr. Ainsworth resigned from the Company to pursue other opportunities on September 13, 2019.

2019 Business Highlights:

Our 2019 Annual Report, included with this Proxy Statement, contains financial information calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”), along with additional non-GAAP financial information, some of which is excerpted below. This information should be read together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 3, 2020 (the “2019 Form 10-K”) which includes additional information and related GAAP reconciliations.*

For the year ended December 31, 2019, our achievements included:

•	Grew total rental revenues 4.2% year-over-year,
•	Generated adjusted EBITDA of $242.9 million and expanded the margin to 39.6%, a 300-basis point increase,
•	Nearly doubled free cash flow to $143.1 million and returned $78.4 million to shareholders through dividends and purchases of treasury shares,
•	Improved return on capital employed year-over-year, exceeding our weighted average cost of capital,
•	Decreased our leverage ratio to 3.6x as of December 31, 2019, from 4.2x as of December 31, 2018 (leverage ratio calculated by dividing debt, less cash, by adjusted EBITDA),
•	Successfully refinanced our $1.0 billion line of credit, extending the maturity to March 2024 and reducing certain recurring fees,
•	Within our Storage Solutions business, which represented approximately 80% of rental revenue in 2019:
-	Strengthened and expanded our North America service area through the execution of four strategic acquisitions, and established a robust pipeline of potential acquisitions,
-	Grew total rental revenues 4.0% year-over-year, with a 6.3% increase in North America,
-	Increased year-over-year Storage Solutions rental rates by 3.3%,
-	Increased utilization of owned fleet, using original equipment cost, by 370 basis points to 77.9%, and increased owned fleet on rent by 1.7% for total Storage Solutions and 3.6% in North America, and
-	Grew our North America managed services rental revenue by 80% to $10.6 million,

•	Within our Tank & Pump Solutions business, which represented approximately 20% of rental revenue in 2019:
-	Year-over-year rental revenue growth of 5.0%,
-	Increased average owned fleet on rent (based on original equipment cost) by 7.3% year-over-year, and
-	Grew adjusted EBITDA $4.7 million to $41.8 million and expanded the adjusted EBITDA margin to 34.3%, an increase of 230 basis points.

*

For a discussion of our use of non-GAAP financial measures, including constant currency, and a reconciliation of (i) adjusted EBITDA to net income and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities, please see the “Non-GAAP Data and Reconciliations” section beginning on page 29 in Item 6 of the 2019 Form 10-K.

Our consistent delivery of strong free cash flow has enabled us to create and return stockholder value. Our Board increased the Company’s first quarter 2020 cash dividend to 30.3 cents per share, a 10% increase compared to the preceding period. In addition to raising our quarterly dividend amount, we may opportunistically repurchase treasury shares from time to time in the open market or in privately negotiated transactions.  As of March 3, 2020, we have $42.4 million remaining authorized in our Board approved share repurchase program.

2019 Compensation Highlights:

•	Base salary increased approximately 25.4% for Mr. Williams upon his promotion to CEO & President in October 2019. Mr. Olsson did not receive an increase in 2019.
•	Base salaries for our other NEOs increased between 3.0% and 5.0% for merit-based increases.
•	The 2019 annual STI (bonus) plan, which was paid in February 2020, was paid at an average of 101.5% of target, based primarily on rental revenue growth of 4.2% and adjusted EBITDA growth of 11.8%.
•

NEOs received LTI plan awards granted in the form of time-based and performance-based restricted stock.  LTI plan awards are based on achievement of return on capital employed (“ROCE”) targets.  In 2019, ROCE grew 18.0% compared to 2018.

o

Performance criteria related to the first tranche of the performance-based restricted stock awards granted in 2019 vested at 163%. The remaining tranches are contingent on achievement of performance criteria in 2020 and 2021.

o

Performance criteria related to the second tranche of the performance-based restricted stock awards granted in 2018 vested at 200%. The remaining tranche is contingent on achievement of performance criteria in 2020.

o	Performance criteria related to the third tranche of the performance-based options granted in 2017 vested at 200%.

Rental revenue and adjusted EBITDA for compensation purposes are adjusted by the Compensation Committee for the effect of currency fluctuations.   For more information, please refer to “Our Executive Compensation Program in Detail” section.

EXECUTIVE SUMMARY

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. We are committed to the highest standards of ethics, business integrity and corporate governance. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value. A summary of our compensation and governance practices are listed below:

We do		We do not
✓ Place heavy emphasis on variable compensation, meaning cash and equity awards are largely dependent on the achievement of short-term and long-term financial goals	✓ Elect all Directors annually	× Offer compensation-related tax gross-ups
✓ Use performance-related long-term compensation in the form of performance-based equity grants	✓ Elect Directors by majority vote and have adopted “Proxy Access” provisions	× Have any significant perquisites
✓ Have stock ownership requirements for executives and Directors that reinforce alignment between stockholders and our NEOs	✓ Have a non-employee Chairman	× Allow pledging, hedging, and trading in derivatives of Mobile Mini securities
✓ Have an executive compensation clawback policy to ensure accountability	✓ Split the roles of Chairman and Chief Executive Officer and have a Lead Independent Director	× Have special executive retirement programs
✓ Have an independent compensation consultant advising the Compensation Committee	✓ Perform annual Board and committee self-evaluations	× Reprice or cash out underwater stock options
✓ Actively solicit feedback from our stockholders on compensation and governance matters	✓ Have a comprehensive Code of Business Conduct and Ethics and Corporate Governance Guidelines	× Guarantee bonuses
✓ Have minimum vesting periods written into our Amended and Restated Equity Incentive Plan	✓ Grant the Board and each committee express authority to retain outside advisors	× Have “single trigger” change of control provisions in executive employment agreements

Stockholder Outreach and 2019 Say-on-Pay Results, the Committee’s Response and 2019 Changes

We value our stockholders’ perspective on our business, and each year interact with stockholders through numerous stockholder engagement activities. In 2019, these activities included participation in investor conferences, meetings with individual stockholders throughout the year, as well as meeting with stockholders and answering questions at our 2019 Annual Meeting.  This included reaching out to stockholders representing 85% of our outstanding shares for feedback relating to our corporate governance and executive compensation programs. Of the investors we contacted, stockholders representing approximately 33% of our outstanding shares participated in meetings with senior management.

At our 2019 Annual Meeting, we received substantial support for our executive compensation program, with approximately 96% of the stockholder votes cast on the so called “Say-on-Pay” proposal approving the compensation of our NEOs.  Based on feedback from our stockholder outreach efforts, we believe our stockholders generally approve of our approach to corporate governance and the specific metrics used to measure performance in 2019 (rental revenue, adjusted EBITDA and ROCE).  Given this feedback, we did not substantively change the structure of our executive compensation program; however, we have removed rental revenue as a metric for our 2020 STI plan, which is now based primarily on adjusted EBITDA.

From the investors we spoke to, we received the following feedback:

•	General praise for the strong and proactive changes the Company has made in corporate governance in recent years, particularly adopting “best practice” governance policies; and
•	Support for the structure of the Company’s performance-based STI and LTI plans which include metrics related to rental revenue, adjusted EBITDA and ROCE.

Stockholders expressed no preference for any particular equity vehicle or performance metric as long as awards are linked to how the Company is managed and drive returns for stockholders, and no other pay or governance concerns or issues were raised for the Committee to consider.

OUR EXECUTIVE COMPENSATION PROGRAM FRAMEWORK

Our Compensation Philosophy and Objectives

There are three primary tenets that support Mobile Mini’s executive compensation philosophy and objectives:

•

Attract, motivate and retain superior people in key positions. We believe executives’ target total direct compensation (“TDC”) should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for market share and executive talent. We use a mix of fixed (cash) and variable (cash and equity) pay to support this objective.

•

Reward the achievement of identified financial goals by the Company. We believe that a significant portion of an executive’s TDC should be variable and emphasize an appropriate balance of both short- and long-term financial and strategic performance. We focus our executives on performance measures that we believe are critical to enhancing long-term stockholder value creation.

•

Align the interests of the Company’s executives with those of its stockholders. We believe delivering a significant portion of TDC to our NEOs in the form of long-term incentives that are impacted by our stock price provides a clear incentive to drive long-term stockholder value creation. It also supports our retention goals, encourages stock ownership and does not promote unnecessary or excessive risk taking. This mix of cash and short- and long-term incentives and their corresponding performance measures, along with our clawback policy, anti-hedging policy and stock ownership requirements, also discourages unnecessary or excessive risk taking.

Our 2019 executive compensation program is comprised of the following:

Element	Form	Purpose/Description
Base Salary	Cash (Fixed)

•  Provide a competitive base salary rate relative to similar positions in the market, which enables the Company to attract and retain highly skilled executive talent. NEOs are generally eligible for increases annually, depending on Company and individual performance.

Annual STI (Bonus)	Cash (Variable)

•  Provide competitively-based annual incentive awards for achieving Mobile Mini’s short-term financial goals measured over the current year.

•  2019 targets are based on the achievement of specific rental revenue and adjusted EBITDA objectives.  Additionally, for NEOs other than the former CEO, the annual STI plan includes a component tied to the achievement of individual business goals.

Annual LTI	Equity (Variable)

•  Provide incentives for executives to reach financial goals, align their long-term economic interests with stockholders and serve as a retention tool.

•  50% performance-based restricted stock.

〇  Eligible to vest annually over three years.

〇  Vesting is based on an initial ROCE target and thereafter on annual improvement in ROCE year-over-year.

〇  If minimum targets are not achieved, no stock will vest. Participants may earn from 50% to 200% of the target stock awarded depending upon actual results once minimum performance targets are achieved. Stock that does not vest in any given year is forfeited.

〇  There is no “look back” or right to re-earn stock not earned in prior years.

•  50% of the grant value is service-based (time-vested over three years) restricted stock.

A brief summary of our STI and LTI plans for 2019 is provided below:

Short-Term Incentive Plan (Annual Bonus) Features
Metrics	Weighting for CEO	Weighting for Other NEOs
Rental Revenue	50%	30%
Adjusted EBITDA	50%	50%
Individual Business Goals	-	20%

Long-Term Incentive Plan Features
Form of Equity Award	Weighting	2019 Grants
Service-based Restricted Stock	50%	Vests over three years (time-based only vesting)
Performance-based Restricted Stock	50%	“Performance-based” awards which vest over three years only upon the achievement of annual performance criteria related to ROCE

The Committee has historically split the equity vehicles between 50% time-based vesting equity, which it views as a retention tool, and 50% performance-based equity, which the Committee views as a tool to incentivize long-term goal achievement.

NEOs are also eligible for other benefits, including a qualified 401(k) Plan that provides participants with the opportunity to defer a portion of their compensation, up to tax code limitations, and receive a company matching contribution. Modest ancillary benefits are also provided to executives by the Company. See “401(k) Savings Plans and Other Retirement Benefits” below for more information.

Target Pay Mix

The charts below show that most of our NEOs’ target TDC (i.e., base salary, annual STI (bonus), and annual LTI (equity)) for 2019 is variable (78% and 74% for our current and former CEO, respectively, and an average of 65% for our other NEOs). These charts exclude the value of other benefits and perquisites.  Our current CEO pay mix is shown based on the target mix specified in Mr. Williams’s most recent employment agreement upon assuming the CEO position, while our former CEO pay mix is shown based upon Mr. Olsson’s target pay mix in effect immediately prior to his retirement as CEO.  The Other NEOs’ target pay mix includes Mr. Welch, Mr. Krivoruchka and Mr. Miner.  It does not include Mr. Ainsworth, who departed the Company in September 2019.

Both individual compensation elements and TDC are structured to be closely aligned with the compensation of similarly-sized, U.S.-based companies in our industry and related industries. See “The Role of Benchmarking and Peer Groups” section below for a discussion of our peer groups. We believe the salaries we pay to our NEOs are appropriate relative to the salary levels paid by Mobile Mini’s peer group. This belief is supported by the results of Mercer’s 2017 compensation review, which reflected that our base salaries were generally between the 50th and 75th percentile levels in the aggregate relative to market.

In developing the target TDC arrangement for our CEOs, the Board placed significant emphasis on aligning compensation with stockholder value creation. Particular emphasis was placed on stock-based compensation, which has inherent performance criteria. Mr. Williams’s target TDC for 2019, adjusted to reflect annualized amounts, was $3.2 million.  Mr. Olsson’s target TDC for fiscal year 2019 (prior to retirement) was $3.8 million, which was the same as fiscal 2018.

	Current CEO	Former CEO
Element of CEO Target Total Direct Compensation	2019 Target TDC	2018 Target TDC	2019 Target TDC
Base Salary	$700,000	$1,000,000	$1,000,000
Target Annual STI (Bonus)	700,000	1,000,000	1,000,000
Target Annual LTI (Equity)	1,750,000	1,800,000	1,800,000

The Role of Benchmarking and Peer Groups

As part of our pay philosophy, our executive compensation program is designed to attract, motivate and retain our executives in an increasingly competitive and complex talent market. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other factors.

The most recently completed executive compensation review by Mercer was in 2017. To facilitate its 2017 review and determination of executive compensation, the Committee engaged Mercer to conduct a comprehensive, competitive review of our executive compensation program. In connection with this review and in consultation with Mercer and senior management of the Company, the Committee identified a peer group composed of industry competitors and related industry companies roughly similar to the Company in revenue size or market capitalization. The peer group consisted of the 15 companies listed in the table below:

Peer Group		Peer Data (in millions)*
Aircastle Limited	HERC Holdings Inc.	Percentile	Revenue	Market Cap
Air Lease Corporation	McGrath Rentcorp	25th	$466	$745
Advanced Disposal Services, Inc.	Ritchie Bros. Auctioneers Incorporated	50th	814	1,449
CAI International, Inc.	Civeo Corporation	75th	1,401	2,250
Casella Waste Systems, Inc.	Team, Inc.
GATX Corporation	United Rentals, Inc.	Mobile Mini	$534	$1,531
General Finance Corporation	US Ecology, Inc.
H&E Equipment Services, Inc.

*	Market Capitalization is as of December 31, 2017. Revenue is for the year ended December 31, 2017.

In addition to peer group data, two published compensation surveys were also used in Mercer’s 2017 report and comparisons to survey benchmark positions were made based on Mobile Mini’s size. Mercer completed its review in December 2017 and presented its analysis of the Company’s executive compensation program relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study found that Mobile Mini’s target TDC was between the 50th and 75th percentile market levels.

OUR EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Mobile Mini provides NEOs a base salary to compensate them for services rendered during the fiscal year. The base salary for each NEO is determined on the basis of his or her position and responsibility. During its review of base salaries, the Committee primarily considers the CEO’s assessment of each NEO’s individual performance and input from its independent compensation consultant. Salary levels are considered annually as part of the Committee’s year-end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted between December and January of each year. The Committee determined the appropriate base salary for each NEO as follows:

NEO	2018 Base Salary	2019 Base Salary	Increase
Kelly Williams (1)	558,000	700,000	25.4%
Erik Olsson (2)	1,000,000	1,000,000	0.0%
Van Welch	494,700	514,488	4.0%
Mark Krivoruchka	382,500	399,713	4.5%
Christopher J. Miner	367,000	385,350	5.0%
Chad Ainsworth (2)	225,000	231,750	3.0%

(1)	Upon his promotion to CEO and President on October 1, 2019, Mr. Williams’s base salary was increased to $700,000. He did not receive any other base salary increases in 2019.
(2)	Mr. Olsson’s and Mr. Ainsworth’s 2019 base salaries are shown immediately prior to their departures in October 2019 and September 2019, respectively.

Base salaries are shown as of the end of the applicable year for NEOs other than Mr. Olsson and Mr. Ainsworth as described in the notes above.

Short-Term Incentive Plan

In 2019, bonus targets were based on rental revenue adjusted EBITDA targets and, for the NEOs other than the former CEO, achievement of individual business goals. Each criterion functions independently and the threshold payout is 50% of target, with maximum payout of 200% of target for each criterion. We chose to use these metrics for the annual STI (bonus) plan, as the Committee believes that rental revenue growth is an effective short-term performance indicator and over time drives long-term stockholder returns. Additionally, given the capital-intensive nature of our business, the Committee believes that adjusted EBITDA is an appropriate measure of profitable growth.  Lastly, implementing individual job goals focuses employees on organizational objectives in their area.  Using these metrics differentiates the short-term financial goals from those used for long-term incentives.

Target annual STI (bonus) opportunities are expressed as a percentage of base salary and were established by the Committee based on each NEO’s level of responsibility and ability to impact overall results. The Committee also considers market data in setting target award amounts. Target and maximum award opportunities in our current structure are as follows:

	Target Award Opportunity (% of Annual Base Salary)
NEO	Threshold	Target	Maximum
Kelly Williams (as President & CEO)	50.0%	100%	200%
Kelly Williams (as President & COO)	37.5%	75%	150%
Erik Olsson	50.0%	100%	200%
Van Welch	37.5%	75%	150%
Mark Krivoruchka	37.5%	75%	150%
Christopher Miner	37.5%	75%	150%
Chad Ainsworth	25.0%	50%	100%

Actual bonus payouts depend on the achievement of specific financial goals and can range from 0% to 200% of target award amounts. For 2019, the former CEO’s bonus payout was based on the achievement of rental revenue and adjusted EBITDA targets, each of which were weighted equally (i.e., 50% for each). Bonus payouts for Mr. Welch, Mr. Krivoruchka and Mr. Miner were based on the achievement of rental revenue, adjusted EBITDA and individual goal targets, which were weighted 30%, 50% and 20%, respectively.

Generally, the Committee endeavors to set the target payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year.  Mr. Williams’s bonus payout was pro-rated based upon the time before and after his promotion to CEO.  Mr. Olsson’s bonus payout was pro-rated to reflect his retirement date of October 1, 2019. Mr. Ainsworth did not receive a bonus payout due to his departure from the Company in September 2019.

The Company’s budgeting process and the related establishment of bonus payout levels involve the formulation of various operating budgets using different assumptions concerning factors that have a direct and measurable effect on the Company’s financial and operating performance. These factors may include, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry), in which large numbers of the Company’s customers operate, interest rates and other factors. The performance goals may be adjusted to account for acquisitions, fluctuations in currency exchange rates, and other events that have quantifiable effects on the Company’s results of operations, including the metrics used in the incentive compensation plans.

The following charts illustrate, for the NEOs, the performance category weighting and the performance levels necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results during the 2019 measurement period (dollars in millions):

	Performance Achievement Levels*				Bonus
Financial Metrics	Threshold	Target	Maximum	Results Achieved	Payout as % of Target
Rental Revenue (1)	$558.0	$593.0	$629.0	$583.0	85.3%
Adjusted EBITDA (1)	$217.0	$240.0	$263.0	$243.4	114.7%

*	Bonus payout amounts are linearly interpolated between performance achievement levels.
(1)

For the purpose of determining the percent of target achieved in conjunction with the 2019 STI plan, the Compensation Committee adjusted the calculations of the results achieved for the effect of currency fluctuations.

Adjusted EBITDA is defined as net income before discontinued operation, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs and excludes certain non-cash expenses, as well as transactions that management believes are not indicative of our ongoing business.

	Target STI Attainment by Metric
	Rental Revenue	Adjusted EBITDA	Individual Goals	Total Weighted Payout
Kelly Williams	85.3%	114.7%	95.0%	101.9%
Erik Olsson	85.3%	114.7%	n/a	100.0%
Van Welch	85.3%	114.7%	90.0%	100.9%
Mark Krivoruchka	85.3%	114.7%	100.0%	102.9%
Chris Miner	85.3%	114.7%	95.0%	101.9%

Attainment results for the STI plan for 2017, 2018 and 2019 are as follows:

	Target STI Attainment by Metric For the twelve months ended December 31,
	Rental Revenue	Adjusted EBITDA	Individual Goals (1)	Total Weighted Payout (2)
2017	200%	165%	n/a	183%
2018	200%	200%	194%	199%
2019	85%	115%	95%	102%

(1)	Average attainment for NEOs with an individual goal component during the year specified.
(2)	Average attainment for all NEOs during the year specified.

Long-Term Incentive Plan

NEOs are eligible to receive long-term incentive awards under our stockholder approved Amended and Restated Equity Incentive Plan. In granting awards under this plan, the Committee may establish conditions or restrictions it deems appropriate.

Under our 2019 structure, long-term incentives were granted as follows:

•

50% in the form of performance-based restricted stock. Specifically, NEOs will not realize any value unless the performance criteria are met (absent a change in control). One-third of the target stock awards are eligible for vesting in any given year.

o

Vesting of stock awards over three years requires meeting an initial first year ROCE target established by the Compensation Committee for the first tranche and annual improvement in ROCE year-over-year, for the second and third tranches to vest.

o	Participants may earn from 50% to 200% of the target stock awarded assuming at least minimum performance targets are achieved and depending upon actual results.
o

Performance goals apply individually within the three-year performance cycle of the original grant. If ROCE performance does not meet the threshold for a given year, those stock awards for that year will be forfeited, however, the stock awards vesting in the next year will not be affected.

o	There is no look back or right to re-earn stock awards not earned in prior years.
•	50% in the form of time-based (service-vested) restricted stock. Restricted stock vests one-third annually until all stock is fully vested on the third anniversary of the grant date.

The Compensation Committee chose ROCE as the metric to use for the performance-based stock awards, because it believes that improvement in ROCE, along with rental revenue and adjusted EBITDA used in the STI plan, closely correlates to improvement in total shareholder return. The attainment of the performance criteria is based on the achievement of goals for each year within the three-year period.

The target grant values of the long-term incentives to be awarded to each of our NEOs under our 2019 LTI structure are as follows:

		Target Value of LTI
NEO	Target LTI (% of Annual Base Salary)	Time-based Restricted Stock	Performance-based Restricted Stock
Kelly Williams (as President & CEO)	250%	50%	50%
Kelly Williams (as President & COO)	150%	50%	50%
Erik Olsson	180%	50%	50%
Van Welch	125%	50%	50%
Mark Krivoruchka	100%	50%	50%
Christopher Miner	100%	50%	50%
Chad Ainsworth	50%	50%	50%

Annual equity grants are generally awarded during the first quarter of the year. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee may grant an equity award at the time the individual first assumes the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee.

For more detailed information, please refer to the “2019 Grants of Plan-Based Awards” section below.

LTI Performance-Based Awards Results

2017, 2018 and 2019 LTI Performance-Based Grants

In 2019 and 2018, the Company awarded performance-based restricted stock, the vesting of which is contingent upon ROCE goals established by the Committee. In 2017, the Company awarded performance-based stock options, the vesting of which is contingent upon ROCE goals established by the Committee. For each of these grants, performance goals for the first tranche were based on established targets, while performance goals in the second and third tranches are based on ROCE growth year-over-year. If ROCE performance does not meet the threshold for a given year, those options or restricted stock for that year will be forfeited, however, the options or restricted stock vesting in the next year will not be affected.

Results for the first tranche of the 2019 grants, achievement of which was based on results for the 12 months ended December 31, 2019 compared to a ROCE target are as follows:

	Performance Achievement Levels
Measure	Threshold	Target	Maximum	Achieved	% of Awards Vested
Target ROCE (1)	9.6%	9.8%	10.2%	10.1%	163%

Results for the second tranche of the 2018 grant and the third tranche of the 2017 grant for which achievement was based on year-over-year ROCE growth for the 12 months ended December 31, 2019 are as follows:

	Performance Achievement Levels (1)
Measure	Threshold	Target	Maximum	Achieved	% of Awards Vested
ROCE Growth over Prior Year (2)	2.0%	4.0%	8.0%	12.2%	200%

(1)

Achieved ROCE for compensation purposes is adjusted by the Committee for the effect of currency fluctuations and is defined as adjusted earnings before interest and taxes, divided by average capital employed.

(2)

To determine ROCE growth over prior year, 2018 ROCE was adjusted to reflect an asset impairment and divestiture as though it had occurred at the beginning of the 2018.  Unadjusted ROCE increased from 8.5% at December 31, 2018 to 10.1% at December 31, 2019.

Vesting results for the LTI grants made in 2017, 2018 and 2019 were as follows:

	Vesting as a Percent of Target Based on Results for the Twelve Months Ended December 31,
	2017	2018	2019
2017 LTI Grants	163%	200%	200%
2018 LTI Grants	n/a	200%	200%
2019 LTI Grants	n/a	n/a	163%

The Decision-Making Process

Role of Compensation Committee

The Compensation Committee oversees the executive compensation program. The Committee is comprised solely of independent, non-employee members of the Board. The Committee works very closely with management and the Committee’s independent consultant, Mercer, to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s Charter, which is available on the Company’s Web-site at www.mobilemini.com under the “Governance” section of the “Investor Relations” page.

The Committee typically works closely with the CEO to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This structure may take the form of Company-wide goals or discrete business unit-based goals, or a combination thereof, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets the executive compensation plan during November or December of each year in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near- and long-term business goals, together with the Company’s financial performance targets and other business goals for the coming fiscal year. The CEO typically makes recommendations for any yearly increase to the other NEOs’ base salaries in February or March of each year.

The Committee has no pre-established policy or set allocation between either cash and non-cash compensation, or short- and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods.

Role of the CEO

The CEO makes recommendations to the Committee and the full Board for the establishment of performance targets and individual performance objectives for the other NEOs.

The CEO reviews the performance of each of the other NEOs against his or her objectives and presents his evaluation of each NEO’s performance to the Committee. Decisions regarding individual compensation elements and total compensation are ultimately made by the Committee, using its judgment, focusing primarily on each NEO’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee and the CEO also consider a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the CEO makes recommendations regarding each of the other NEO’s compensation based on multiple factors, including the competitive market and Company and individual performance. The full Board ultimately approves all compensation plans for senior management (including for the CEO’s compensation).

The CEO does not participate in the deliberations of the Committee regarding his own compensation.

Role of Compensation Consultant

Under its Charter, the Compensation Committee has authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. As described elsewhere in this Proxy Statement, the Committee has engaged Mercer to review various elements of the Company’s overall compensation program, including performing reviews of the Company’s executive and non-employee Director compensation plans.

OTHER PRACTICES, POLICIES & GUIDELINES

Stock Ownership Guidelines

To further align the interests of the Directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and executive officers. These guidelines establish an expectation that, within a five-year period from the date of hire, executive officers will achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary as follows:

•	CEO: five times base salary
•	President, EVPs and SVPs who report to the CEO: three times base salary
•	Other SVPs and VPs: one times base salary
•	Non-Employee Directors: five times annual retainer and committee fees paid in cash

The guidelines establish that a newly elected non-employee Director has five years following his or her election to the Board to meet the stock ownership requirement.

Until the amount contemplated by the guidelines is achieved, or if an officer or a Director becomes non-compliant due to a reduction in the price of the Company’s common stock, the officer or Director must retain an amount equal to 50% of the shares received as a result of the exercise of options or the vesting and settlement of restricted stock, restricted stock units, performance shares or other similar full value awards, in each case netted to pay any exercise price or withholding taxes.

As of December 31, 2019, all NEOs, other than Mr. Ainsworth, and Directors either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy

The Board has adopted a policy that will enable the Company to reclaim previously awarded incentive compensation from executives who are found to have engaged in willful fraud or the intentional manipulation of performance measures. These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

401(k) Savings Plans and Other Retirement Benefits

Mobile Mini maintains contributory 401(k) retirement plans covering eligible employees in the United States and to which Mobile Mini makes certain matching contributions. These plans are designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The amount the Company contributed on behalf of each NEO in 2019, if any, is reflected in the “2019 Summary Compensation Table” in this Proxy Statement. The Company maintains similar plans in Canada and the United Kingdom, regulated by the laws in those countries.

The Company does not maintain any other retirement plans under which executives, or any other employees, earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the NEOs with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the NEOs for the fiscal year ended December 31, 2019 are included in the “2019 Summary Compensation Table” in this Proxy Statement.

Deductibility of Executive Compensation

In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the limitation of the tax deduction for compensation paid to our executives.  Some compensation paid to our NEOs is not deductible due to Section 162(m) limitations.  The Committee will continue to monitor the issue of deductibility and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

Hedging Policy

Executive officers, including the NEOs, may not purchase or sell options on Mobile Mini common stock, or engage in short sales of Mobile Mini common stock. Also, trading by executive officers in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Mobile Mini common stock (sometimes referred to as “hedging”) is prohibited. These provisions also apply to our non-employee Directors.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the 2020 Proxy Statement. Based on our review and discussions, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the 2020 Proxy Statement and in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee

Sara R. Dial (Chair)

Jeffrey S. Goble

James J. Martell

Kimberly J. McWaters

Lawrence Trachtenberg

CEO TRANSITION, EMPLOYMENT AGREEMENTS AND TERMINATION PAYMENTS

CEO Transition

In connection with his retirement from employment with the Company as Chief Executive Officer and transition to Chairman of the Board on October 1, 2019, the Company and Mr. Olsson entered into a Retirement Transition Agreement and Mutual Release.  As part of the Transition Agreement, Mr. Olsson did not receive any severance payments or new equity grants. The terms of Mr. Olsson’s previously issued equity grant agreements were amended to provide that such outstanding equity awards would continue to vest under their time-based vesting and performance-based terms.

Mr. Olsson is also entitled to receive a prorated cash bonus for 2019 for the period in 2019 he was employed with the Company, payable in 2020 at the time and in accordance with the terms of Mobile Mini’s annual short-term incentive program.  Mr. Olsson is also entitled to receive health care benefits for 24 months following his separation date.

Employment Agreements

We have entered into employment agreements with each of our NEOs, which have been amended from time to time and are included as exhibits to our 2019 Form 10-K. The agreements, with the exception of Mr. Krivoruchka, expire on December 31st of each year and are subject to automatic extensions for successive one-year periods unless the Company or the NEO gives written notice within the 90-day period prior to December 31st of each year of an intention to terminate employment on the last day of the then-current employment period. Mr. Krivoruchka’ s term of employment expires on December 31, 2020.  The discussion below does not apply to Mr. Olsson or Mr. Ainsworth, who were not employees of the Company as of December 31, 2019.

Termination for Cause

The Company may terminate the NEOs’ employment agreements for Cause (as defined in the employment agreements), which includes (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) material dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the employment agreement upon the NEO’s disability or by written notice.

Termination Without Cause or for Good Reason

NEOs may terminate their employment agreements for Good Reason (as defined in the employment agreements), which includes (i) assignment of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) material breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, or (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assignment an agreement to assume and perform under the employment agreement. NEOs may also voluntarily terminate their employment agreements by giving 90 days’ prior written notice to the Company.

In the event the CEO is terminated by the Company without Cause, or if the CEO terminates his employment for Good Reason, the CEO will receive in a single payment an amount in cash equal to the sum of two times his highest annual base salary in effect at any time within the 90-day period prior to the date the notice of termination is given plus an amount equal to 100% of the base salary then in effect during the year in which the termination takes place. In the event any of the other NEOs are terminated by the Company without Cause, or if any such NEO terminates his or her employment for Good Reason, such NEO will receive cash severance payments totaling the NEO’s highest annual base salary in effect at any time within the 90-day period prior to the date the notice of termination is given plus an amount equal to 75% of the then in effect annual base salary. Such payments are payable in a lump sum.

Our NEOs will also continue to receive health care benefits for 12 months and will be entitled to certain share-based awards as described below. In the case of death or disability of any of our other NEOs, his or her estate is entitled to a pro-rated amount of his or her cash bonus for the portion of the bonus period prior to death or disability (determined by the average cash bonus amount paid in the preceding two years).

Change in Control

Each of our NEOs is entitled to receive severance payments if terminated without Cause or for Good Reason within one year of a Change in Control. A Change in Control (as defined in the employment agreements) of the Company, includes (i) an acquisition by any person of more than 35% of the outstanding voting shares of the Company, (ii) a change in more than 1/3 of the members of the Board, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

In the event the CEO is terminated by the Company in conjunction with a Change in Control, or if the CEO terminates his employment for Good Reason in conjunction with a Change in Control, the CEO will receive in a single payment an amount in cash equal to the sum of two times his highest annual base salary in effect at any time within the 90-day period prior to the date the notice of termination is given plus an amount equal to 100% of the base salary then in effect during the year in which the termination takes place.

In the event any of the other NEOs are terminated by the Company in conjunction with a Change in Control, or if any such NEO terminates his employment for Good Reason in conjunction with a Change in Control, such NEO will receive cash severance payments totaling two times the sum of the NEO’s highest annual base salary in effect at any time within the 90-day period prior to the date the notice of termination is given plus an amount equal to 75% of the then in effect annual base salary for the NEO. Such payments are payable in a lump sum.

Our NEOs will also continue to receive health care benefits for 24 months and will be entitled to certain share-based awards as described below.

Other

The employment agreements for the NEOs provide that they will not solicit employees or customers of the Company during their employment or within two years of the termination of employment.

Potential Payments upon Termination or Change in Control

In each of the circumstances described below, our NEOs are eligible to receive earned, unpaid salary through the date of termination and benefits that are unconditionally accrued as of the date of termination pursuant to policies applicable to all employees. Change in Control cash severance benefits would only be payable following a Change in Control if the executive was terminated without Cause or for Good Reason (a so-called “double trigger”).

Acceleration of Share-based Awards upon Termination without Cause or for Good Reason

Other than Mr. Olsson, upon termination without Cause or for Good Reason, the NEOs are entitled to the acceleration of all awards, with the exception of any performance-based restricted stock awards. Performance-based restricted stock awards will remain outstanding, subject to the achievement of the applicable performance targets and goals relevant to such awards.

Acceleration of Share-based Awards upon Change in Control or Due to Death or Disability

Other than Mr. Olsson, upon a change in control, or due to death or disability, under the employment agreements and the related stock grant agreements, the NEOs are entitled to the acceleration of all equity-based awards, including all restricted and performance stock awards. All performance targets and goals for any past or future period shall be deemed to have been met by the Company and the NEO.

Under the terms of his equity grant agreements, Mr. Olsson, upon a change in control is entitled to the acceleration of all equity-based awards, including all restricted and performance stock awards. All performance targets and goals for any past or future period shall be deemed to have been met by the Company.

Upon his resignation from the Company in September 2019, Mr. Ainsworth did not receive termination payments or acceleration of stock or option awards. The following tables show the estimated benefits payable upon a hypothetical termination of employment of the following NEOs under these termination scenarios as of December 31, 2019:

Termination by the Company Without Cause or by the Employee for Good Reason	Bonus Earned But Not Paid	Termination Payments	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Kelly Williams	$497,761	$2,100,000	$1,280,638	$59,030	$3,937,429
Erik Olsson (1)	773,055	—	—	—	773,055
Van Welch	385,449	900,354	676,504	41,854	2,004,161
Mark Krivoruchka	305,012	699,498	421,180	14,189	1,439,879
Christopher J. Miner	290,835	674,363	565,693	35,483	1,566,374

Termination Due to Death or Disability	Bonus Earned But Not Paid	Termination Payments	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Kelly Williams	$497,761	$—	$2,257,389	$59,030	$2,814,180
Erik Olsson (1)	773,055	—	—	—	773,055
Van Welch	385,449	—	1,197,463	41,854	1,624,766
Mark Krivoruchka	305,012	—	743,415	14,189	1,062,616
Christopher J. Miner	290,835	—	948,546	35,483	1,274,864

Termination Within One Year of Change in Control	Bonus Earned But Not Paid	Termination Payments	Equity Value of Accelerated Restricted Stock Awards	Equity Value of Accelerated Stock Option Awards	Total
Kelly Williams	$497,761	$2,100,000	$2,257,389	$59,030	$4,914,180
Erik Olsson (1)	773,055	—	3,905,905	193,153	4,872,113
Van Welch	385,449	1,800,708	1,197,463	41,854	3,425,474
Mark Krivoruchka	305,012	1,398,996	743,415	14,189	2,461,612
Christopher J. Miner	290,835	1,348,725	948,546	35,483	2,623,589

(1)

Mr. Olsson is no longer an employee of the Company and therefore is not subject to an employment agreement.  He is not entitled to receive termination payments nor do his equity-based awards vest upon termination by the Company without cause or by the employee for good reason, nor upon termination due to death or disability.  However, under the terms of his equity grant agreements, Mr. Olsson, upon a change in control is entitled to the acceleration of all equity-based awards, including all restricted and performance stock awards.

The value of accelerated stock awards is calculated as the $37.91 closing price of the Company’s common stock on December 31, 2019, multiplied by the number of units that would accelerate. For accelerated stock option awards that have intrinsic value (the $37.91 closing price of the Company’s common stock on December 31, 2019 is greater than the exercise price of the option), the accelerated equity value is calculated as the intrinsic value multiplied by the number of stock option awards. Accelerated stock option awards with no intrinsic value are not included in this calculation.  Accelerated restricted stock awards and stock options awarded subject to performance targets are assumed to vest at target amounts.  All equity-based awards, including performance-based restricted stock, accelerate upon a change in control and are included in the above table regarding change in control.

COMPENSATION TABLES

The following table provides information concerning the total compensation earned in fiscal years 2019, 2018 and 2017 by our NEOS, which include (i) both persons who served as CEO during 2019, (ii) our Chief Financial Officer, (iii) the two other most highly compensated executive officers who remained employed at December 31, 2019 and (iv) a former executive officer who would have been one of the most highly compensated executive officers if he had remained employed at December 31, 2019.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kelly Williams (2)	2019	$590,245	$1,539,468	$—	$497,761	$6,944	$2,634,418
President & Chief	2018	489,281	577,440	—	730,251	133	1,797,105
Executive Officer	2017	456,171	275,048	275,051	624,316	1,940	1,632,526
Erik Olsson (3)	2019	773,076	1,799,988	—	773,055	124,654	3,470,773
Former Chief Executive	2018	1,000,000	1,799,994	—	2,000,000	7,200	4,807,194
Officer	2017	1,000,000	899,975	899,994	1,824,798	7,933	4,632,700
Van Welch (4)	2019	509,160	618,366		385,449	6,600	1,519,575
Executive Vice President &	2018	492,088	606,206	—	730,750	86,533	1,915,577
Chief Financial Officer	2017	152,961	314,963	114,999	209,343	20,057	812,323
Mark Krivoruchka (5)	2019	395,079	382,469	—	305,012	11,200	1,093,760
Senior Vice President,	2018	380,480	374,942	—	570,720	—	1,326,142
Human Resources	2017	24,519	187,470	187,493	—	—	399,482
Christopher Miner	2019	380,411	516,973	—	290,835	6,219	1,194,438
Senior Vice President,	2018	362,124	348,978	—	537,753	—	1,248,855
General Counsel	2017	343,989	165,321	165,347	470,783	—	1,145,440
Chad Ainsworth (6)	2019	167,539	112,467	—	—	18,711	298,717
Former Vice President &	2018	223,222	108,932	—	223,222	4,500	559,876
Chief Accounting Officer	2017	216,138	52,471	52,496	197,205	1,344	519,654

(1)

Performance-based stock awards and option awards are included in the table at their target amounts.  The awards that ultimately vest may vary between 50% and 200% of the target amount or may be zero.  If the performance-based equity awards vested at 200%, the value of awards granted would increase as indicated:

			Performance-based awards
Named Executive Officer	Year	Time-based Awards	Stock and Option Awards at Target Amount	Value of Additional Awards at 200%	Maximum Value of Stock and Option Awards
Kelly Williams	2019	$769,753	$769,715	$769,715	$2,309,183
	2018	288,720	288,720	288,720	866,160
	2017	275,048	275,051	275,051	825,150
Erik Olsson	2019	899,994	899,994	899,994	2,699,982
	2018	899,997	899,997	899,997	2,699,991
	2017	899,975	899,994	899,994	2,699,963
Van Welch	2019	309,183	309,183	309,183	927,549
	2018	303,103	303,103	303,103	909,309
	2017	314,963	114,999	114,999	544,961
Mark Krivoruchka	2019	191,235	191,234	191,234	573,703
	2018	187,471	187,471	187,471	562,413
	2017	187,470	187,493	187,493	562,456
Christopher Miner	2019	258,486	258,487	258,487	775,460
	2018	174,489	174,489	174,489	523,467
	2017	165,321	165,347	165,347	496,015
Chad Ainsworth	2019	56,252	56,215	56,215	168,682
	2018	54,466	54,466	54,466	163,398
	2017	52,471	52,496	52,496	157,463

(2)	On October 1, 2019, Mr. Williams assumed the position of Chief Executive Officer. Previously, Mr. Williams served as President & Chief Operating Officer.

(3)	On October 1, 2019, Mr. Olsson retired as an employee of the Company and assumed the position of Chairman of the Board.
(4)	Mr. Welch joined the Company as Executive Vice President & Chief Financial Officer in August 2017.
(5)	Mr. Krivoruchka joined the Company as Senior Vice President, Human Resources in November 2017.
(6)	Mr. Ainsworth resigned from the Company effective September 13, 2019.

Salary. This column sets forth the base salary earned during each fiscal year.

Stock Awards. This column sets forth the grant date fair value of the restricted stock awards granted to the NEOs during each fiscal year as part of the Company’s LTI plan. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the fair market value of the Company’s common stock on the grant date. Performance-based awards included in the table above have been valued assuming all future performance targets will be achieved, and that all granted shares will vest at the target amount, as the Company believes full vesting is the probable outcome at the time of grant.  Amounts shown exclude the impact of estimated forfeitures related to time-based vesting conditions.

Option Awards. This column sets forth the grant date fair value of options to purchase shares of the Company’s common stock granted to the NEOs during 2017 as part of the Company’s LTI plan. The grant-date fair value of these options was calculated in accordance with stock-based accounting rules. Performance-based options included in the table above have been valued assuming all future performance targets will be achieved, and that all granted options will vest at the target amount, as the Company believes full vesting is the probable outcome at the time of grant. Amounts shown exclude the impact of estimated forfeitures related to time-based vesting conditions. Assumptions used to value equity awards are disclosed in Note 11 to the consolidated financial statements contained in the 2019 Form 10-K.

Non-Equity Incentive Plan Compensation. This column sets forth the amount of compensation earned by the NEOs under our STI plan. These amounts are generally paid in the first quarter subsequent to the year earned.

All Other Compensation. This column sets forth all of the compensation for each fiscal year that was not reportable in any other column of the Summary Compensation Table and consists of the following:

	Year	Auto Allowance	401(k) Match	Relocation Expense	Board of Director Fees (1)	Vacation Payout	Other	Total
Kelly Williams	2019	$1,800	$5,144	$—	$—	$—	$—	$6,944
	2018	—	133	—	—	—	—	133
	2017	—	1,940	—	—	—	—	1,940
Erik Olsson	2019	6,000	—	—	22,500	96,154	—	124,654
	2018	7,200	—	—	—	—	—	7,200
	2017	7,200	—	—	—	—	733	7,933
Van Welch	2019	6,600	—	—	—	—	—	6,600
	2018	7,200	—	79,333	—	—	—	86,533
	2017	2,400	—	17,657	—	—	—	20,057
Mark Krivoruchka	2019	—	11,200	—	—	—	—	11,200
	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—
Christopher Miner	2019	—	6,219	—	—	—	—	6,219
	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—
Chad Ainsworth	2019	—	9,621	—	—	9,090	—	18,711
	2018	—	4,500	—	—	—	—	4,500
	2017	—	1,344	—	—	—	—	1,344

(1)

For additional information regarding the fees paid to Mr. Olsson as Chairman of the Board following his retirement as CEO of the Company, see the “Compensation of Non-Employee Directors” section above.

2019 GRANTS OF PLAN-BASED AWARDS

Stock awards vest in three equal annual installments. Vesting is contingent upon the NEO’s continued services with the Company through each vesting period. The following table sets forth certain information regarding grants of plan-based awards under the Amended and Restated Equity Incentive Plan during 2019 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kelly Williams (5)	1/31/19							14,977	$551,004
	1/31/19				7,488	14,976	29,952		550,967
	10/30/19							5,704	218,748
	10/30/19				2,852	5,704	11,408		218,748
		$244,151	$488,303	$976,606
Erik Olsson	1/31/19							24,463	899,994
	1/31/19				12,232	24,463	48,926		899,994
		386,538	773,076	1,546,152
Van Welch	1/31/19							8,404	309,183
	1/31/19				4,202	8,404	16,808		309,183
		190,935	381,870	763,740
Mark Krivoruchka	1/31/19							5,198	191,234
	1/31/19				2,599	5,198	10,396		191,234
		148,155	296,309	592,619
Christopher Miner	1/31/19							7,026	258,487
	1/31/19				3,513	7,026	14,052		258,487
		142,654	285,308	570,617
Chad Ainsworth	1/31/19							1,529	56,252
	1/31/19				764	1,528	3,056		56,215
		41,885	83,770	167,539

(1)

Cash bonus subject to rental revenue and adjusted EBITDA targets which function independently.  For NEOs other than Mr. Olsson, the former CEO, the cash bonus also includes a component of achievement of individual business goals.  Threshold assumes all criterion achieve the threshold payout of 50%.

(2)	These shares vest in three equal annual installments with the first installment vesting in February 2020, subject to performance criteria based on ROCE targets.
(3)	These shares vest in three equal annual installments with the first installment vesting on the first anniversary of the award date.
(4)	Fair value calculated using target plan awards.
(5)

Mr. Williams’s target non-equity incentive plan award was adjusted to reflect a portion of the year serving as President & Chief Operating Officer and a portion of the year serving as President and Chief Executive Officer.

Additional Stock Options and Awards Vested in 2019 Related to 2016, 2017 and 2018 Grants. The vesting of the third tranche of performance-based options granted in 2016, the second tranche of performance-based options granted in 2017 and the initial tranche of performance-based awards granted in 2018 were each subject to performance conditions related to the fiscal year ended December 31, 2018.  The 2018 performance exceeded the target, resulting in the vesting of additional options or shares above target.  These additional options or shares were awarded in the first quarter of 2019 but are not included in the table above as they relate to grants made in prior years.  Additional options or shares were vested as follows:

Vesting in 2019 from 2016 Grant	Additional Options Above Target	Option Exercise Price
Kelly Williams	20,275	$26.23
Erik Olsson	45,866	26.23
Christopher J. Miner	12,215	26.23
Chad Ainsworth	896	28.85

Vesting in 2019 from 2017 Grant	Additional Options Above Target	Option Exercise Price
Kelly Williams	11,013	$32.55
Erik Olsson	36,037	32.55
Van Welch	5,465	30.25
Mark Krivoruchka	7,060	35.90
Christopher J. Miner	6,621	32.55
Chad Ainsworth	2,102	32.55

Vesting in 2019 from 2018 Grant	Additional Shares Above Target
Kelly Williams	2,543
Erik Olsson	7,926
Van Welch	2,670
Mark Krivoruchka	1,651
Christopher J. Miner	1,537
Chad Ainsworth	480

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses certain information regarding all outstanding equity awards as of December 31, 2019 for each of our NEOs included in the “2019 Summary Compensation Table”. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Unearned	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Number of Unearned Shares of Stock That Have Not Vested		Market Value of Unearned Shares That Have Not Vested
Name and Grant Date	Exercisable	Unexercisable
Kelly Williams
07/24/2013	1,126				$34.90	07/24/2023
02/18/2014	4,935				47.75	02/18/2024
05/02/2014	10,133				51.74	05/02/2024
08/01/2014	9,391				42.95	08/01/2024
01/22/2015	30,596				42.78	01/22/2025
01/20/2016	40,550				26.23	01/20/2026	3,791	(2)	$143,717
02/01/2017	39,956	11,013	(1)		32.55	02/01/2027	4,224	(2)	160,132
02/01/2018							5,085	(3)	192,772	5,085	(4)	$192,772
01/31/2019							14,977	(3)	567,778	14,976	(5)	567,740
10/30/2019							5,704	(3)	216,239	5,704	(5)	216,239
Erik Olsson
03/18/2013	1,000,000				28.27	03/18/2023
03/18/2013	500,000				32.51	03/18/2023
03/18/2013	500,000				36.75	03/18/2023
02/18/2014	68,866				47.75	02/18/2024
01/22/2015	89,114				42.78	01/22/2025
01/20/2016	91,732				26.23	01/20/2026	8,577	(2)	325,154
02/01/2017	130,742	36,036	(1)		32.55	02/01/2027	13,824	(2)	524,068
02/01/2018							15,852	(3)	600,949	15,852	(4)	600,949
01/31/2019							24,463	(3)	927,392	24,463	(5)	927,392
Van Welch
08/31/2017	19,826	5,464	(1)		30.25	08/31/2027	1,900	(2)	72,029
08/31/2017							2,203	(3)	83,516
02/01/2018							5,338	(3)	202,364	5,338	(4)	202,364
01/31/2019							8,404	(3)	318,596	8,404	(5)	318,596
Mark Krivoruchka
12/01/2017	25,612	7,059	(1)		35.90	12/01/2027	2,610	(2)	98,945
02/01/2018							3,302	(3)	125,179	3,302	(4)	125,179
01/31/2019							5,198	(3)	197,056	5,198	(5)	197,056
Christopher J. Miner
12/16/2010	6,549				19.76	12/16/2020
12/27/2011	15,018				18.17	12/27/2021
03/15/2013	12,971				28.83	03/15/2023
02/18/2014	13,314				47.75	02/18/2024
01/22/2015	18,434				42.78	01/22/2025
01/20/2016	24,430				26.23	01/20/2026	2,284	(2)	86,586
02/01/2017	24,020	6,620	(1)		32.55	02/01/2027	2,539	(2)	96,253
02/01/2018							3,073	(3)	116,497	3,073	(4)	116,497
01/31/2019							7,026	(3)	266,356	7,026	(5)	266,356

(1)

These options vest in three equal annual installments beginning in February 2018, subject to performance conditions. Options are shown in the table above at the target amount.  The third tranche was subject to performance conditions related to the fiscal year ended December 31, 2019.  The performance exceeded the target, resulting in the vesting of options in the first quarter of 2020 greater than target as indicated below:

	Target Options Granted	Additional Options Above Target	Total Options Vested Tranche 3
Kelly Williams	11,013	11,013	22,026
Erik Olsson	36,036	36,036	72,072
Van Welch	5,464	5,464	10,928
Mark Krivoruchka	7,059	7,059	14,118
Christopher J. Miner	6,620	6,620	13,240

(2)	These stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the award date.
(3)	These stock awards vest in three equal annual installments with the first installment vesting on the first anniversary of the award date.
(4)

These stock awards vest in three equal annual installments beginning in February 2019, subject to performance conditions.  Stock awards are shown in the table above at the target amount.  The second tranche was subject to performance conditions related to the fiscal year ended December 31, 2019.  The performance exceeded the target, resulting in the vesting of shares in the first quarter of 2020 greater than target as indicated below:

	Target Shares Granted	Additional Shares Above Target	Total Shares Vested Tranche 2
Kelly Williams	2,543	2,543	5,086
Erik Olsson	7,926	7,926	15,852
Van Welch	2,669	2,669	5,338
Mark Krivoruchka	1,651	1,651	3,302
Christopher J. Miner	1,537	1,537	3,074

(5)

These stock awards vest in three equal annual installments beginning in February 2020, subject to performance conditions.  Stock awards are shown in the table above at the target amount.  The first tranche was subject to performance conditions related to the fiscal year ended December 31, 2019.  The performance exceeded the target, resulting in the vesting of shares in the first quarter of 2020 greater than target as indicated below:

	Target Shares Granted	Additional Shares Above Target	Total Shares Vested Tranche 1
Kelly Williams	6,894	4,342	11,236
Erik Olsson	8,155	5,137	13,292
Van Welch	2,802	1,765	4,567
Mark Krivoruchka	1,733	1,091	2,824
Christopher J. Miner	2,342	1,475	3,817

Option Awards. These columns set forth, for each stock option grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon exercise of outstanding options.

Stock Awards. These columns set forth, for each restricted stock grant made to the NEO, the number of shares of the Company’s common stock that can be acquired upon the lapse of restrictions. Market value amounts represent the product of the closing price of our common stock on December 31, 2019 of $37.91, multiplied by the number of unvested shares.

2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the exercise by our NEOs of options or vesting of equity awards held by such NEOs during 2019 and the amount realized on such exercise or vesting for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kelly Williams	—	$—	15,264	$547,567
Erik Olsson	—	—	44,308	1,586,580
Van Welch	—	—	11,164	385,459
Mark Krivoruchka	—	—	6,259	226,959
Christopher Miner	1,671	18,231	9,207	330,286
Chad Ainsworth	9,418	57,759	1,843	65,523

The value realized on the exercise of options is computed as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the option award, multiplied by the number of options exercised. The value realized on the vesting of stock awards is the closing price of our common stock on the Nasdaq Stock Market on the vesting date multiplied by the number of shares vested. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy minimum tax withholding obligations.

2019 PENSION BENEFITS

We do not offer any pension benefits for any of our employees.

2019 NONQUALIFIED DEFERRED COMPENSATION

We do not offer any nonqualified deferred compensation for any of our employees.

2019 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Dodd-Frank Act requires the Company to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee.  Under the pay ratio rule, the Company is required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. Because we did not experience any meaningful changes to our employee population, or changes in employee compensation arrangements during 2019, we believe it is reasonable to use the median employee identified and reported in 2017 for purposes of calculating the pay ratio disclosure with respect to 2019, and that using this median employee would not significantly affect our pay ratio disclosure.

During 2017, we identified our median employee using a consistently applied compensation measure consisting of base salary, stock-based compensation (based on the grant date fair value of awards granted in 2017), target bonus amounts, estimated annual commissions and estimated overtime of our full employee population, excluding the CEO, as of October 31, 2017.  We then ranked our full employee population from the highest paid to the lowest paid and identified the employee at the midpoint as our median employee.  The annual total compensation for the median employee was then calculated in accordance with Item 402(c)(2)(x) of SEC Regulation S-K.

Applying the same calculation methodology as used in 2017, the annual total compensation of our median employee for 2019 was $70,292.  Utilizing a combination of the total compensation for Mr. Olsson and Mr. Williams for the period they each served as CEO in 2019, the total CEO compensation paid in 2019 was $3,720,800, which was approximately 53 times the compensation of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

2019 DIRECTOR COMPENSATION

Information regarding our non-employee Director compensation can be found under “— Compensation of Non-Employee Directors” discussed previously in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Dial, Mr. Goble, Mr. Martell, Ms. McWaters and Mr. Trachtenberg were members of the Compensation Committee during fiscal year 2019. During the fiscal year ended December 31, 2019, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 31, 2019, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act (“SEC Rule 14a-8”), wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) must submit their proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on November 16, 2020 (120 days prior to the anniversary of this year’s mailing date). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy statement for the 2021 Annual Meeting. Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Under our Bylaws, in order to be properly brought before the 2021 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8) or a proxy access director nomination, discussed below), or the person or persons the stockholder wishes to nominate as a Director, must be delivered to our Corporate Secretary at our principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the 2020 Annual Meeting. As a result, to be timely, such proposal must be received by us on or after January 1, 2021, but no later than January 31, 2021.  If the 2021 Annual Meeting is held more than 30 days before or after the first anniversary of the date of this Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to SEC Rule 14a-8 by the later of the 90th day prior to the 2021 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Our Bylaws permit a group of stockholders (up to 20) who have owned a significant amount of the Company’s common stock (at least 3%) for a significant amount of time (at least three years) the ability to submit director nominees (up to the greater of (i) two directors or (ii) 20% of the Board, rounded down to the nearest whole number) for inclusion in the Company’s proxy materials if the stockholder(s) provides timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. To be timely for inclusion in the Company’s proxy materials for the 2021 Annual Meeting, the notice must be received between October 17, 2020, and November 16, 2020 (between 120 and 150 days before the one-year anniversary of the date on which the Company issued this proxy statement). The notice must contain the information required by the Company’s Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in the Company’s proxy materials.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel regarding our Bylaws and the SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the requirements of our Bylaws and the SEC for submitting a proposal or nomination.

Notices of intention to present proposals at our 2021 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2019 Annual Report is available electronically and will be mailed to requesting stockholders. The 2019 Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the Record Date specified on the first page of this Proxy Statement, a copy of the 2019 Form 10-K as filed with the SEC. Any exhibits listed in the 2019 Form 10-K will also be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

Phoenix, Arizona

Dated: March 16, 2020

MOBILE MINI, INC. 4646 E. VAN BUREN STREET SUITE 400 PHOENIX, AZ 85008 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 28, 2020, for shares held in a Plan, and the day before the meeting date for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 28, 2020, for shares held in a Plan, and the day before the meeting date for all other shares. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E90587-P34159 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MOBILE MINI, INC. The Board of Directors recommends you vote FOR all of the following nominees: 1. Election of Directors Nominees: 1a. Erik Olsson 1b. Michael L. Watts 1c. Kelly Williams 1d. Sara R. Dial 1e. Jeffrey S. Goble 1f. James J. Martell 1g. Stephen A McConnell 1h. Frederick G. McNamee, III  1i. Kimberly J. McWaters 1j. Michael W. Upchurch For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the year ending December 31, 2020. 3. Advisory vote to approve named executive officer compensation. NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2 and 3. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend. NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of the listed nominees in proposal 1 and for proposals 2 and 3. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer For Against Abstain For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2020 AT 11:00 AM, LOCAL TIME The undersigned appoints Kelly Williams and Van A. Welch, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of MOBILE MINI, INC. ("Mobile Mini") to be held on May 1, 2020 (and at any adjournment or postponement thereof), and authorizes them to vote at such meeting (as designated on the reverse side of this form) all the shares of common stock of Mobile Mini held of record by the undersigned at the close of business on March 3, 2020. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE LISTED BOARD NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) See reverse for voting instructions Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and 2019 ANNUAL REPORT TO SHAREHOLDERS are available at www.proxyvote.com.